EXHIBIT 4.28

Execution Version

TRANSFER AGREEMENT

by and among

J.P. MORGAN VENTURES ENERGY CORPORATION,

RBS SEMPRA COMMODITIES LLP,

SEMPRA ENERGY TRADING LLC,

SEMPRA ENERGY

AND

THE ROYAL BANK OF SCOTLAND PLC

Dated as of October 7, 2010

TABLE OF CONTENTS
Page
ARTICLE I

DEFINITIONS AND TERMS

Section 1.1.	Certain Definitions.	2
Section 1.2.	Usage.	21
ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1.	Purchase and Sale of the Transferred Assets.	23
Section 2.2.	Assumption of Assumed Liabilities; Retention of Retained Liabilities.	24
Section 2.3.	Tail Book Assets; Counterparty Credit Risk Trades.	26
Section 2.4.	Short-dated Mirror Trades.	30
Section 2.5.	Payment for the Transferred Assets and Entering into of the TRS Agreements, the Mirror Trades and the Specified Transaction.	32
Section 2.6.	Allocation of Purchase Price.	33
Section 2.7.	Accounting.	34
Section 2.8.	Closing.	34
Section 2.9.	Closing Obligations.	35
Section 2.10.	Final Book Value; Payments; Disputes.	37

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Section 3.1.	Organization and Good Standing.	40
Section 3.2.	Enforceability; Authority; No Conflict.	40
Section 3.3.	Title to Assets.	41
Section 3.4.	Legal Proceedings; Orders.	41
Section 3.5.	Commodity Transaction Contracts.	42
Section 3.6.	No Book Material Adverse Effect.	44

i

EXHIBITS

Exhibit A - Form of RBS/Sempra Total Return Swap Agreement
Exhibit B1 - Form of Mirror Master Confirmation for Long-dated Mirror Trades (Silver File)
Exhibit B2 - Form of Mirror Master Confirmation for Short-dated Mirror Trades (Bronze File)
Exhibit B3 - Specified Mirror Trade
Exhibit C - Form of Standard Novation Agreement

Exhibit D - Brandywine Representations and Warranties
Exhibit E - Forms of Standard Financial Assurances

SCHEDULES

Schedule 1.1(b) - Indemnity Share
Schedule 1.1(c) - Interim Book Trading Criteria
Schedule 1.1(c)(1) -Risk Policies and Limits
Schedule 1.1(d)(1) -Municipal Agreements
Schedule 1.1(d)(2) - Forms of Municipal Amendments
Schedule 1.1(g) - Accounting Principles and Methodology
Schedule 1.1(j) - Statement of Reference Book Value
Schedule 1.1(k) - Structured Transactions
Schedule 1.1(l) - Excluded Transactions
Schedule 1.1(m) - Reference Flat Files
Schedule 1.1(n) - June Flat Files
Schedule 2.1(b)(iii) - Commodity Types
Schedule 2.3(c) - Novation Procedures
Schedule 3.1(a) - Organization and Good Standing
Schedule 3.2(c) - Seller Consents
Schedule 3.4(a) - Proceedings
Schedule 3.4(b) - Orders
Schedule 3.4(c) - Certain Disputes
Schedule 3.5(a) - Commodity Transaction Contracts
Schedule 3.5(b) - Commodity Transaction Contract Validity, Defaults and Interim Book Trades
Schedule 3.5(c) - Commodity Transaction Contract Renegotiations Status
Schedule 3.5(d) - Security Interests; Collateral
Schedule 3.5(f) - Counterparty Credit Reserves
Schedule 3.6 - Book Material Adverse Effect
Schedule 3.8 - Compliance with Legal Requirements; Governmental Authorizations
Schedule 3.9 - Environmental Compliance
Schedule 3.10 - Affiliate Agreements
Schedule 3.11 - Financial Support Arrangements
Schedule 3.13 - Commodities Inventory Amounts
Schedule 3.15(b)(i) - Brandywine Transaction Documents
Schedule 3.15(b)(vi) - Brandywine Rent Payments
Schedule 4.2(c) - Purchaser Consents
Schedule 4.2(d) - Purchaser Enabling Agreements
Schedule 7.1(a) - Conduct of the Business
Schedule 7.2(b) - Pipelines and Storage Facilities
Schedule 7.9(h) - Certain Reports and Information
Schedule 7.11(b) - Modifications to Standard Financial Assurances
Schedule 7.13(f) - Access and Reporting Requirements
Schedule 7.15 - Certain Actions
Schedule 9.2(e) - Specified Matters

v

TRANSFER AGREEMENT

TRANSFER AGREEMENT, dated as of October 7, 2010, is entered into by and among J.P. Morgan Ventures Energy Corporation, a Delaware corporation (“Purchaser”), Sempra Energy, a California corporation (“Sempra Energy”), The Royal Bank of Scotland plc, a public limited company incorporated in Scotland (“RBS,” and together with Sempra Energy, the “Seller Parents”), RBS Sempra Commodities LLP, a limited liability partnership constituted under the Limited Liability Partnership Act of 2000 of the United Kingdom and the regulations made thereunder (the “Partnership”) and Sempra Energy Trading LLC (“SET” and a “Seller” and, together with the Seller Parents and the Partnership, the “Seller Parties” and each individually, a “Seller Party”).  RBS also shall be considered a “Seller” in relation to the Commodity Transactions booked by RBS for the Business.  The Partnership, the Seller Parties and the Purchaser each may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Sellers directly and through certain of their direct and indirect Subsidiaries currently manage and own their right, title and interest in the Exchange Transactions, the Long-dated OTC Transactions, the Short-dated OTC Transactions, the Specified Transaction and the Structured Transactions (each as defined hereinafter) and own the Brandywine Interests (as defined hereinafter) (the “Business”).

WHEREAS, the Sellers desire to sell (and to cause to be sold by the Subsidiaries of the Partnership) to the Purchaser, and the Purchaser desires to purchase from the Sellers, the Transferred Assets (as defined hereinafter), and to assume the Assumed Liabilities (as defined hereinafter), in each case upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, the Sellers and the Purchaser desire to enter into the TRS Agreements, the Mirror Trades and the Specified Transaction (each as defined hereinafter), upon the terms and subject to the conditions set forth in this Agreement.

WHEREAS, concurrently with the execution of this Agreement, and as a condition of the willingness of the Seller Parties to enter into this Agreement, JPMorgan Chase & Co. (“Guarantor”) is entering into a guarantee in favor of the Seller Parties (the “Guaranty”) pursuant to which the Guarantor is guaranteeing the obligations of the Purchaser and its Affiliates under this Agreement, and to the extent set forth therein, any Related Agreement, except to the extent that the Purchaser has delegated such obligations in accordance with, and such Guaranty is not required under, Section 10.8.

NOW, THEREFORE, the Parties, in consideration of the mutual promises and intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1.  Certain Definitions.  As used in this Agreement, initially capitalized terms used herein and defined in paragraph (g) of Exhibit D, Schedule 1.1(c), or Schedule 2.3(c) have the meanings set forth therein and the following terms have the meanings set forth below:

“Acceptable Guarantee” – as defined in Section 7.11(b).

“Accounting Expert” – as defined in Section 2.10(c).

“Acquired Confidential Information” – as defined in Section 7.4(b).

“Acquired Data” – as defined in Section 2.1(b)(v).

“Adjusted Estimated Closing Book Value” – an amount equal to the Estimated Closing Book Value less the Estimated Brandywine Book Value.

“Adjusted Estimated Purchase Price” – an amount equal to the Estimated Purchase Price less the Estimated Brandywine Purchase Price Amount.

“Adjusted Final Book Value” – an amount equal to the Final Book Value less the Final Brandywine Book Value.

“Affiliate” – a Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, a specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made.  A Person shall be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliate Agreement” and “Affiliate Agreements” – as defined in Section 3.10.

“Agreement” – this Transfer Agreement, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms and the Exhibits (so long as they are Exhibits), Schedules, the Seller Disclosure Letter and the Purchaser Disclosure Letter, hereto.

“Allocation Dispute Notice” – as defined in Section 2.6(b).

“Allocation Notice of Objection” – as defined in Section 2.6(a).

“Assignment and Assumption Agreement” – one or more Assignment and Assumption Agreements, to be dated as of the Closing Date (or, in respect of Tail Book Assets, as of each applicable Transfer Date), by and among the applicable Sellers and the Purchaser, in a form and substance reasonably agreed by the Parties.

“Assumed Liabilities” – as defined in Section 2.2(a).

“Book” – (a) the Transferred Assets, (b) the Assumed Liabilities, (c) the Short-dated OTC Transactions and (d) the Specified Transaction.  For the avoidance of doubt, solely for purposes of determining the net book value of the Book as of the Closing Date hereunder, the effective time of the Transfer of all Transferred Assets and Assumed Liabilities shall be deemed to be the Closing.

“Book Discount” – an amount equal to (a) ***  dollars *** or, (b) on and after the occurrence of the Brandywine Termination, ***  dollars *** less the Brandywine Discount.

“Book Material Adverse Effect” – any material adverse effect on (a) the Book, taken as a whole, or (b) the ability of the Seller Parties to perform their material obligations under this Agreement and any Related Agreement or to consummate the transactions contemplated hereby and thereby; provided, that any such effect shall, to the extent resulting from the following, be disregarded in determining whether a “Book Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) any changes in Legal Requirements (or official interpretations thereof) applicable to the Book; (ii) changes in general economic, monetary, market or financial conditions, including changes in prevailing interest rates, currency exchange rates, capital markets, Commodities prices or the Commodities markets in general, whether in the United States or any other country or international market; (iii) acts of God, calamities, national or international political or social conditions, including the engagement in or escalation by any country or any non-state actor in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to a formal declaration of emergency or war, or the occurrence of any military or terrorist attack; (iv) changes in IFRS, generally accepted accounting principles in the United States of America or regulatory accounting principles applicable to the Book (whether in the United States or any other jurisdiction or market); (v) actions or omissions of any of the Seller Parties or their respective Subsidiaries expressly required by the terms of this Agreement or taken with the prior written consent of the Purchaser; (vi) any failure by the Book to meet any estimates of revenues or profit for any period; provided, that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect, circumstance or occurrence underlying such failure has resulted in, or contributed to, a Book Material Adverse Effect; and (vii) the announcement of, or to the extent reflected in the Final Book Value, the pendency of, the transactions contemplated by this Agreement or the Related Agreements, including by reason of the identity of the Purchaser or any communication by the Purchaser regarding the Book; except, in the case of each of the foregoing clauses (i) through (iii) to the extent of any disproportionate effect the same has had or would reasonably be expected to have on the Business or the Book relative to the effect generally on other companies that operate businesses of the type included in the Business.

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Books and Records” – books of account, ledgers, general, financial and accounting records, files, invoices, customers’ and counterparty lists, agreements, sales data and information, billing records, historical information on the operation of any generation, tolling, energy management, asset optimization or load transaction (including capacity factors, availability factors, run times, dispatch reports and FERC reports), material client, counterparty and supplier correspondence (in all cases, in any form or medium, including computerized media); it being understood that if any information, data or document that constitutes Books and Records would also constitute Acquired Data, then in the event of any conflict for purposes of this Agreement, such information, data or document shall be considered Acquired Data.

“Brandywine Discount” – an amount equal to *** dollars ***

“Brandywine Facility” – the Facility, as defined in Annex A to the Participation Agreement.

“Brandywine Interests” – (a) all the right, title and interest in and to 100% of the beneficial interest in the Trust Estate (as defined in the Participation Agreement), which includes all of Tanglewood’s interest in and to the Project (as defined in the Participation Agreement) and (b) all contractual rights and obligations of Sellers, the Partnership, the Partnership Companies and the Owner Participant in, to and under the Brandywine Transaction Documents except to the extent such rights and obligations are included in the Structured Transactions.

“Brandywine Lease Payments” – an amount equal to the aggregate amount of all payments received by Tanglewood in its capacity as the Owner Participant under the Brandywine Transaction Documents to the extent resulting from payment obligations arising during the period beginning at the Closing and ending at the effective time, if applicable, of the Transfer of the Brandywine Interests hereunder.

“Brandywine Site” – the Site, as defined in Annex A to the Participation Agreement.

“Brandywine Transaction Documents” – the Transaction Documents, as set forth in Appendix A to Exhibit D.

“Brandywine Termination” – as defined in Section 2.3(a)(iii).

“Burdensome Condition” – as defined in Section 7.2(c).

“Business” – as defined in the Recitals.

“Business Day” – a day other than a Saturday, a Sunday or a day on which banks located in the State of New York or London are authorized or obligated to close.

“Cash” – all cash and cash equivalents computed in accordance with IFRS.

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Chosen Courts” – as defined in Section 10.5.

“Closing” – as defined in Section 2.8.

“Closing Date” – as defined in Section 2.8.

“Code”– the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, in each case as in effect from time to time.  References to sections of the Code shall be construed also to refer to any successor sections.

“Commodity” – the meaning assigned to such term in the United States Commodity Exchange Act as in effect on the date of this Agreement.

“Commodity Inventories” – as defined in Section 2.1(b)(iii).

“Commodity Transaction Contract” – any Contract, agreement or other document to effect any Commodity Transaction with respect to the purchase, sale, transfer of, transportation, storage, transmission, hedging with respect to, or price of, any Commodity or any similar good, article, service, right, or interest.

“Commodity Transactions” – (a) spot, forward, futures, option, deposit, consignment, loan, lease, swap, exchange, sale, purchase and repurchase transactions (including reverse repurchase and prepaid forward transactions), hedge transactions, allocated transactions, unallocated transactions, forward rate agreements, cap agreements, floor agreements, collar agreements, or any combination thereof or option or derivative thereon or similar transaction, in any case involving any Commodity or indices on, or comprised of, any Commodity, including the Exchange Transactions, the Long-dated OTC Transactions, the Short-dated OTC Transactions, the Specified Transaction and the Structured Transactions; (b) dealing, market-making, clearing, brokering, trading, marketing, pre-pays, buying, selling or distributing Commodities or transactions of the type described in clause (a) of this definition; and (c) refining, processing, blending, tolling, otherwise altering, producing, marketing, distributing (at wholesale and retail), storing, shipping, transporting and generating Commodities through Contracts, in each case including (for the avoidance of doubt) desk-to-desk “house trades” (i.e., a trade in which both sides of the transaction are the same legal entity).

“Consent” – any approval, consent, ratification, waiver or other authorization.

“Contract” – any contract, lease, license, evidence of Indebtedness, mortgage, indenture, security agreement or other commitment, undertaking or agreement (whether written or oral) that is legally binding.

“Control Rights” – as defined in the applicable TRS Agreement.

“Counterparty” – the party or parties to a Commodity Transaction (other than Sellers).

“Counterparty Credit Rating Event” – with respect to any Counterparty, any period following the Closing Date during which such Counterparty’s (or its credit support provider’s) senior unsecured long-term indebtedness (or, in the absence of a long-term rating, its short-term indebtedness) is rated (a) two or more incremental positions below the rating applicable thereto as of September 23, 2010 (e.g., a decrease from AA+ to AA- in the case of Standard & Poor’s or Fitch Ratings or a decrease from Aa1 to Aa3 in the case of Moody’s Investors Service, Inc.) or (b) below “investment grade” (unless also so rated as of September 23, 2010), in each case, by any one of Standard & Poor’s, Fitch Ratings or Moody’s Investors Service, Inc., in each case without reference to any “negative watch” or “negative outlook” designation; provided, that, if such Counterparty and its credit support provider are unrated, “Counterparty Credit Rating Event” shall mean any period during which the internal credit policies of SET, applied on a basis consistent with past practice, reflect an equivalent downgrade in the credit quality of such Counterparty.

“Counterparty Credit Risk Trade” – means with respect to any Long-dated OTC Transaction or Short-dated OTC Transaction (or, solely for purposes of Section 7.1, any Exchange Transaction), the termination, sale, transfer, amendment, modification, renegotiation or extension of such Commodity Transaction, in each case that (a) the Seller Party that is a party to such Commodity Transaction determines in good faith is necessary or appropriate in connection with the management of its credit risk or (b) the Counterparty to such Commodity Transaction has requested in the ordinary course of business and the Seller Party that is a party to such Commodity Transaction determines in good faith that accommodating such Counterparty request is necessary or appropriate.

“Counterparty Default” – as defined in paragraph 2 of Schedule 2.3(c).

“Damages” – subject to the duty to mitigate, any and all actual and incurred damages, losses, claims, penalties, liabilities, costs and expenses (including all fines, interest, reasonable legal fees and expenses and amounts paid in settlement, but (a) excluding punitive damages and (b) also excluding lost profits or consequential, special or indirect damages but, in the case of (b), only to the extent such lost profits or damages are (i) based on any special circumstances of the Indemnified Person or (ii) not the natural, probable and reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder). Damages shall be determined on a net after-Tax basis, taking into account reduction of Tax Liability resulting from the Damages, if any, and the effect of any indemnity payment related to the Damages, if the indemnity payment is not treated as a reduction in the Purchase Price under Section 9.8 hereof or is otherwise treated as a taxable payment.

“De Minimis Action” – as defined in the relevant Mirror Trade (and, as such term is used in Section 7.1, as if the Mirror Trades were in effect).

“De Minimis Damages” – any single claim (or series of claims arising from the same or similar facts, events or circumstances) for Damages in an amount that is equal to or less than ***.

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Discretionary Matters” – as defined in Section 7.13(b)(i).

“Encumbrance” – any encumbrance, lien, option, pledge, assessment, lease, adverse claim, levy, charge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, conditional sale Contract, right of first refusal or similar restriction or Contract to grant any of the foregoing.

“Environmental Laws” – Legal Requirements relating to contamination, pollution or the protection of human health (as it relates to exposure to any Hazardous Material or substance), natural resources or the environment.

“Environmental Permits” – as defined in Section 3.9(a)(ii).

“Equity Commitment” – (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Governing Documents; and (d) stock appreciation rights, phantom stock, profit participation, or other- similar rights with respect to a Person.

“Equity Interest” – (a) with respect to a corporation, any and all shares of capital stock; (b) with respect to a partnership, limited liability company, trust or similar Person, any and all membership interests, units, ownership interests or other partnership/limited liability company interests; and (c) any other direct or indirect equity ownership, participation or voting right or interest in a Person (including any Contract in the nature of a voting trust or similar agreement or understanding or indebtedness having general voting rights).

“Estimated Brandywine Book Value” – an amount, as set forth on the Statement of Estimated Closing Book Value, equal to the Sellers’ good faith estimate of the net book value of the Brandywine Interests as of the Closing and calculated by the Sellers on a basis consistent with the Statement of Reference Book Value.

“Estimated Brandywine Purchase Price Amount” – an amount equal to the difference of (x) the Estimated Brandywine Book Value less (y) the sum of (A) the Brandywine Discount plus (B) the Brandywine Lease Payments.

“Estimated Closing Book Value” – an amount, as set forth on the Statement of Estimated Closing Book Value, equal to the Sellers’ good faith estimate of the net book value of the Book as of the Closing and calculated by the Sellers on a basis consistent with the Statement of Reference Book Value.

“Estimated Purchase Price” – an amount equal to the difference of (x) the Estimated Closing Book Value less (y) *** dollars ***.

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

“Exchange Transactions” – the Commodity Transactions (other than any Excluded Transactions) contained in (i) the Reference Flat Files or (ii) the Supplemental Flat Files, entered into through an exchange or through an over-the-counter platform that has arranged for such transaction to be a cleared transaction.

“Excluded Assets” – as defined in Section 2.1(c).

“Excluded Transactions” – any Commodity Transaction that either (1) satisfies the criteria set forth on Schedule 1.1(l) or (2) (x) is entered into on or after September 24, 2010, (y) does not satisfy the criteria set forth on Schedule 1.1(c) and (z) the terms of which have not been consented to by the Purchaser in its sole discretion.

“FERC” – the Federal Energy Regulatory Commission.

“FERC 203 Approval” – approval of FERC under Section 203 of the Federal Power Act, as amended, including the rules and regulations promulgated thereunder, to the transactions hereunder that are subject to the approval of, or waiver by, FERC.

“FERC Approvals” – the FERC 203 Approval and the FERC Gas Waivers.

“FERC Gas Waivers” – an order or orders of FERC (including all amendments and extensions) granting a waiver of (i) the application to the Transfer of Commodity Transactions contemplated by this Transfer Agreement of the interstate natural gas pipeline capacity release rules set forth in 18 C.F.R. Section 284.8 (2010), including otherwise applicable posting and bidding requirements and restrictions on releases of interstate natural gas transportation and storage capacity made above or below the maximum applicable rate, (ii) other FERC requirements and policies associated with the release of interstate natural gas transportation and storage capacity, including the FERC’s “shipper-must-have-title” policy, the prohibition on “buy/sell arrangements,” and the prohibition against “tying,” (iii) to the extent applicable, the relevant tariff provisions of affected interstate natural gas transportation and storage providers, including those specifying the timing of postings, and (iv) to the extent applicable, the “buy/sell prohibition” announced in Arizona Public Service Co. and Sequent Energy Management, L.P., 132 FERC ¶ 61,064 (2010).

“FERC Gas-Related Trade Assets” – those Tail Book Assets that are covered by and must be Transferred subject to the FERC Gas Waivers.

“Final Allocation Schedule” – as defined in Section 2.6(a).

“Financial Assurance” – all guarantees, letters of credit, indemnities, surety bonds and other forms of credit support issued or guaranteed by a party or any of its Affiliates (or with respect to which such party or any of its Affiliates is a credit party or account party).

“Financial Assurance Beneficiary” – as defined in Section 7.11(a).

“Final Book Value” – as defined in Section 2.10(b).

“Final Brandywine Book Value” – as defined in Section 2.10(b).

“Final Brandywine Purchase Price Amount” – an amount equal to the difference of (x) the Final Brandywine Book Value less (y) the sum of (A) the Brandywine Discount plus (B) the Brandywine Lease Payments.

“Financial Support Arrangements” – as defined in Section 3.11.

“Flat Files” – means, collectively, (a) a flat file containing valuation information for Commodity Transactions and (b) the .xml file in electronic format including all booking parameters necessary to book such Commodity Transactions.

“Governing Documents” – with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership or limited liability partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the certificate of formation and limited liability company agreement; (e) if another type of Person, any charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements or other similar agreements or documents relating to the organization, management or operation of such entity; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization” – any Consent, license, qualification, certificate, franchise, confirmation, registration, clearance, Order or permit issued, granted, given or otherwise made available by or under the authority of, or any required notification to, any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any international, federal, state, local, municipal, foreign or other governmental or quasi-governmental authority or self-regulatory organization of any nature of competent authority (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers) or exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, enforcement, regulatory or taxing authority or power.

“Guarantor” – as defined in the Recitals.

“Guaranty” – as defined in the Recitals.

“IFRS” – the International Financial Reporting Standards promulgated by the International Accounting Standards Board (which includes standards and interpretations approved by the International Accounting Standards Board and International Accounting Standards issued under previous constitutions), together with its pronouncements thereon from time to time, as adopted by the European Union, and applied on a basis consistent with the Partnership’s and the Partnership Companies’ historic accounting principles and practices.

“Included House Trade” – as defined in Section 2.4(d).

“Indebtedness” – with respect to any Person, any obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than payables or accruals incurred in the Ordinary Course of Business, including in connection with any trades, hedges or other transactions entered into in connection with the Partnership’s and/or the Partnership Companies’ trading activities), (d) under capital leases, or (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person (but does not include any cash collateral or any obligation under any credit support agreement to return any posted collateral (including cash collateral) in each case relating to Commodity Transactions).

“Indemnified Person” – as defined in Section 9.3.

“Indemnifying Person” – as defined in Section 9.5(a).

“Indemnity Share” – as to RBS and Sempra Energy, the percentage set forth next to such Seller Parent’s name on Schedule 1.1(b), which schedule may be updated by RBS and Sempra Energy acting jointly at any time before or at the time of the identification of the specified accounts for payment pursuant to Section 2.5 so long as (a) no percentage for either of RBS or Sempra Energy set forth in any such updated Schedule 1.1(b) differs from the percentage for such Seller Parent set forth on Schedule 1.1(b) as delivered on the date hereof by more than ten percent (10%) (except as described in Schedule 1.1(b)) and (b) the percentages set forth on the updated schedule, together, equal 100%.

“Intellectual Property” – any or all of the following in any jurisdiction throughout the world and all rights in or arising out of: (a) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (b) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (c) all copyrights, mask works and all registrations and applications relating to any of the foregoing, and all other rights corresponding thereto; (d) all computer software, including all source code, object code, firmware, development tools and files; (e) all industrial designs and any registrations and applications therefor; (f) all trademarks, service marks, brand names, Internet domain names, logos, designs, symbols, trade dress and other indicia of origin, all applications and registrations of the foregoing, and all goodwill associated therewith and symbolized thereby; (g) all databases and data collections and all rights therein; (h) all moral rights of authors and inventors, however denominated; and (i) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Interim Book Trade” – a Commodity Transaction (other than any Excluded Transactions) entered into on or after September 24, 2010 (and prior to the Closing Date) and included in the Supplemental Flat Files, that satisfies the criteria set forth on Schedule 1.1(c).

“JPM Bank” – as defined in Section 10.8.

“June Flat Files” – means the Flat Files with respect to all Commodity Transactions that would be included in the Book if the Closing Date were July 1, 2010, and attached hereto in a permanent electronic media (e.g., CD-ROM) as Schedule 1.1(n).

“Knowledge” – with respect to the Seller Parties, the actual knowledge of the Persons employed by such Seller Party or its Subsidiaries directly responsible for the oversight of the Partnership and the Partnership Companies (after reasonable inquiry and reasonable consultation by such Persons with Persons employed by the Partnership and the Partnership Companies directly responsible for the applicable information) and, with respect to the Purchaser, the actual knowledge of the Persons employed by the Purchaser directly responsible for the negotiation of the transactions contemplated by this Agreement (after reasonable inquiry and reasonable consultation with Persons employed by the Purchaser or its Affiliates responsible for the applicable information).

“Legal Requirements” – any laws, statutes, treaties, rules, regulations, ordinances, judgments, decrees, principles of common law, codes, orders and other pronouncements having the effect of law of any Governmental Bodies, including all Governmental Authorizations.

“Liability” – with respect to any Person, any Indebtedness, liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required by IFRS to be accrued on the financial statements of such Person.

“Long-dated Counterparty” – a Counterparty to one or more Commodity Transactions that are included in the Reference Flat Files having a final delivery period or final calculation period expiring, in each case, on or after September 1, 2011.

“Long-dated Mirror Trades” – as defined in Section 2.3(a)(ii).

“Long-dated OTC Transactions” – (a) Commodity Transactions (other than any Excluded Transactions, Exchange Transactions or Structured Transactions) included in (i) the Reference Flat Files or (ii) the Supplemental Flat Files other than any Commodity Transaction in the Supplemental Flat Files with a Counterparty that is not a Long-dated Counterparty, in each case having a final delivery period or final calculation period expiring, in each case, on or after September 1, 2011, (b) the Mixed OTC Transactions and (c) the Specified Gas Purchase Transactions.

“Mirror Agreements” – master confirmations, to be dated as of the Closing Date, by and between the Purchaser or an Affiliate of the Purchaser and SET (or a Seller or a Seller’s Subsidiary if such Seller’s or Seller’s Subsidiary’s obligations thereunder are guaranteed by RBS) in substantially the form set forth in Exhibit B1 (for Long-dated Mirror Trades) or Exhibit B2 (for Short-dated Mirror Trades in each case, together with the 1992 ISDA Master Agreement, schedule and credit support annex referenced therein).

“Mirror Trades” – the Short-dated Mirror Trades and the Long-dated Mirror Trades.

“Mixed OTC Transactions” – Commodity Transactions (other than any Excluded Transactions, Exchange Transactions or Structured Transactions) included in (i) the Reference Flat Files or (ii) the Supplemental Flat Files, in each case (1) having a final delivery period or final calculation period expiring, in each case, prior to September 1, 2011, and (2) with Long-dated Counterparties.

“Municipal Agreements” – the Commodity Transaction Contracts set forth on Schedule 1.1(d)(1).

“Municipal Amendments” – the amendments to the Municipal Agreements, each substantially in the form attached hereto as Schedule 1.1(d)(2).

“Net Trading Revenue” – for any period, the total realized gains, unrealized mark-to-market gains and fee and interest income generated by trading activities, net of interest expense and transaction fees and expenses for such period, in each case determined in accordance with IFRS.

“Non-Conforming Transactions” – as defined in Section 7.9(f).

“Non-Credit Related Adjustment” – as defined in the relevant Mirror Trade (and, as such term is used in Section 7.1, as if the Mirror Trades were in effect).

“Non-Disclosure Agreement” – the non-disclosure agreement, dated December 16, 2009, by and among the Purchaser, RBS and Sempra Energy.

“Notice of Objection” – as defined in Section 2.10(b).

“Order” – any order, writ, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator (in each case, whether preliminary or final).

“Ordinary Course of Business” – the ordinary course of business of a Person, provided, that an action taken by a Person will be deemed to have been taken in the ordinary course of business if that action is substantially consistent with the past practices of such Person or if it is taken to lower VAR; provided, further, that the ordinary course of business of the Business shall refer to the ordinary course of business of (a) the Partnership and the Partnership Companies in respect of the Transferred Assets, Assumed Liabilities, Short-dated OTC Transactions and the Specified Transaction (other than the Commodity Transactions to which RBS is a party), and (b) RBS, solely in respect of the Commodity Transactions included in the Book to which RBS is a party.

“OTC Transaction” – means any Long-dated OTC Transaction or Short-dated OTC Transaction.

“Outside Date” – February 2, 2011, subject to extension (a) one or more times for a period of thirty (30) days per extension upon the mutual written consent of the Purchaser and both Seller Parents and (b) by the Purchaser or any Seller Parent unilaterally no more than two (2) times by each such Party for a period of thirty (30) days per extension, in each case such extension to be effected upon written notice to the other Parties, delivered no more than eleven (11) Business Days prior to the initial Outside Date (or the date any such extension of the Outside Date expires), and prior to receipt of a valid written notice of termination of this Agreement pursuant to Section 8.1(b), if at such time all of the closing conditions set forth in Section 5.1 and Section 6.1 have been satisfied or waived (or, if any such condition can be satisfied only at the Closing, is reasonably expected to be satisfied at the Closing) other than (i) in the case of the Seller Parents the condition in Section 6.1(a) and (ii) in the case of the Purchaser, the condition in Section 5.1(a).

“Partial Replacement Action” – (a) (i) (A) with respect to any Seller Financial Assurance which is a guarantee, issuance of an Acceptable Guarantee of Guarantor covering Liabilities to the extent not arising from events or circumstances existing or occurring prior to the relevant Transfer Date in substitution of the Seller Financial Assurance with respect to such Liabilities; and (B) with respect to any other form of Seller Financial Assurances, issuance of reasonably equivalent substitute financial assurances for Liabilities to the extent not arising from events or circumstances existing or occurring prior to the relevant Transfer Date in replacement of the Seller Financial Assurance with respect to such Liabilities, such form of financial assurance to include letters of credit, indemnities (it being understood that indemnities shall not be a reasonably equivalent substitute for a letter of credit), surety bonds and other forms of credit support (each of (A) and (B), a “Purchaser Financial Assurance”), or

(ii) novation of any Commodity Transaction underlying a Seller Financial Assurance to the Purchaser or an Affiliate of the Purchaser on terms such that no replacement of the relevant Seller Financial Assurance is required; and

(b) full and unconditional release by each Financial Assurance Beneficiary of the Seller Parties and their Affiliates under each Seller Financial Assurance, to the extent it relates to the Book, for Liabilities to the extent not arising from events or circumstances existing or occurring prior to the relevant Transfer Date.

“Participation Agreement” – means that certain Participation Agreement, dated as of December 18, 1996 among Lessee, Panda Brandywine, LLC (formerly known as Panda Brandywine Corporation), as General Partner, Seller, as Owner Participant, U.S. Bank National Association (as successor to Fleet National Bank), as Owner Trustee and Security Agent, Wells Fargo Bank Northwest, National Association (as successor to First Security Bank, National Association), as Indenture Trustee, Credit Suisse First Boston, as Administrative Agent, and the entities from time to time party thereto as loan participants (as amended by that certain Amendment No. 1, dated as of January 31, 1997, among the same parties and by that certain Consent and Amendment Agreement, dated as of July 17, 1998, among the same parties).

“Partnership” – as defined in the Preamble.

“Partnership Companies” – the Subsidiaries of the Partnership from time to time.

“Party” and “Parties” – as defined in the Preamble.

“Permitted Encumbrance” – (a) any Encumbrance for Taxes, assessments, government charges or levies not yet due or delinquent or being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with IFRS and reflected on the Statement of Reference Book Value, the Statement of Estimated Closing Book Value or the Statement of Final Book Value, as applicable, (b) any statutory Encumbrance arising in the Ordinary Course of Business by operation of Legal Requirements with respect to a Liability that is not yet due or delinquent or that is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with IFRS and reflected on the Statement of Reference Book Value, the Statement of Estimated Closing Book Value or the Statement of Final Book Value, as applicable, (c) Encumbrances of vendors, suppliers, carriers, warehousemen, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business that are not material in nature, (d) Encumbrances incurred in the Ordinary Course of Business to secure any obligations under any Commodity Transaction or Commodity (but, with respect to Exchange Transactions, Long-dated OTC Transactions and Structured Transactions, neither the Partnership nor any other Partnership Company is a party following the Closing or, in respect of Tail Book Assets, following the applicable Transfer Date), (e) other Encumbrances incurred in the Ordinary Course of Business that are not material in respect of the relevant asset, (f) liens granted to a broker, bank, exchange, clearing organization or other financial institution securing obligations (including fees, expenses, service charges and margin requirements) owing to such broker, bank, exchange, clearing organization or other financial institution as a matter of law or under any account agreement entered into in the Ordinary Course of Business with such broker, bank, exchange, clearing organization or other financial institution, (g) Encumbrances created in favor of any of the Purchaser or any of its Subsidiaries, (h) Encumbrances that will be discharged in connection with the Closing and (i) with respect to the Brandywine Interests, Encumbrances that are set forth in any shareholders, partnership or like agreement and restrictions on transfer that are otherwise imposed under the Brandywine Transaction Documents.

“Person” – any natural person, corporation, general partnership, limited partnership, limited liability partnership, limited liability company, joint venture, trust, union, proprietorship, Governmental Body or other entity, association or organization of any nature, however and wherever organized or constituted.

“Pre-Closing Data” – as defined in Section 2.6(a).

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether public or private) commenced, brought, conducted or heard by or before any Governmental Body or arbitrator.

“Proposed Allocation Schedule” – as defined in Section 2.6(a).

“Proposed Final Book Value” – an amount, as set forth on the Statement of Proposed Final Book Value, equal to the net book value of the Book as of the Closing and calculated by the Partnership on a basis consistent with the Statement of Reference Book Value.

“Proposed Final Brandywine Book Value” – an amount, as set forth on the Statement of Proposed Final Book Value, equal to the net book value of the Brandywine Interests as of the Closing and calculated by the Partnership in accordance with IFRS and on a basis consistent with the Statement of Reference Book Value.

“Purchase Price” – as defined in Section 2.5.

“Purchaser” – as defined in the Preamble.

“Purchaser Disclosure Letter” – as defined in the introductory paragraph to Article IV.

“Purchaser Financial Assurance” – as defined in the definition of “Partial Replacement Action.”

“Purchaser Material Adverse Effect” – any material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement and the Related Agreements or to consummate the transactions contemplated hereby and thereby.

“RBS” – as defined in the Preamble.

“RBS TRS” – the 1992 ISDA Master Agreement, together with the schedule, credit support annex and confirmation thereto, to be dated as of the Closing Date, by and between the Purchaser and RBS in substantially the form set forth in Exhibit A.

“Receiving Party” – as defined in Section 7.4(d).

“Reference Flat Files” – the Flat Files dated as of September 23, 2010, and attached hereto in a permanent electronic media (e.g., CD-ROM) as Schedule 1.1(m).

“Reference Transactions” – as defined in the applicable TRS Agreement.

“Related Agreements” – the following agreements:

(a)           the Assignment and Assumption Agreement;

(b)           the Guaranty;

(c)           the TRS Agreements; and

(d)           the Mirror Agreements

“Replaced Hedge” – as defined in Section 2.4(d).

“Replacement Transaction” – as defined in Section 2.4(d).

“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Requisite Rating” – “A-” in the case of Standard & Poor’s and Fitch and “A3” in the case of Moody’s Investors Service, Inc.

“Restricted Collateral Transaction” – as defined in Section 7.12.

“Retained Liabilities” – as defined in Section 2.2(b).

“Retained Materiality Representations” – means the representations and warranties contained in Section 3.2(b)(iii), 3.2(c), 3.5(a)(iii), 3.5(b)(i) (except for clause (B)), 3.5(b)(ii) (in the third line), 3.5(e), 3.6, 3.7, 3.8(c) (only in respect of reference to “each material Governmental Authorization”) and 3.9(a)(ii).

“RTO” – regional transmission organization.

“Schedule” – each schedule provided by the Seller Parties or the Purchaser, as applicable, in accordance with this Agreement.

“Section 9.2 Indemnified Persons” – as defined in Section 9.2.

“Section 9.3 Indemnified Persons” – as defined in Section 9.3.

“Seller” – as defined in the Preamble.

“Seller Confidential Information” – as defined in Section 7.4(c).

“Seller Disclosure Letter” – as defined in the introductory paragraph to Article III.

“Seller Financial Assurance” – as defined in Section 7.11(a).

“Seller Parent” and “Seller Parents” – as defined in the Preamble.

“Seller Party” and “Seller Parties” – as defined in the Preamble.

“Seller TRS Party” – as defined in Section 7.13(b)(i).

“Sempra Energy” – as defined in the Preamble.

“Sempra Utility” – each of Southern California Gas Company, San Diego Gas & Electric Company, Sempra Pipelines & Storage Corp. and Ecogas Mexico S. de R.L. de C.V., Energy South, Inc., Gasaducto Bajanorte S. de R.L. de C.V., Mobile Gas, and each of their respective Subsidiaries, but in no event shall include any Seller Party.

“Services End Date” – as defined in Section 7.13(a).

“SES” – as defined in Section 7.18.

“SES Master Agreement” – as defined in Section 7.18.

“SET” – as defined in the Preamble.

“SET TRS” – the 1992 ISDA Master Agreement, together with the schedule, credit support annex and confirmation thereto, to be dated as of the Closing Date, by and between the Purchaser or an Affiliate of the Purchaser and SET in substantially the form set forth as Exhibit A.

“Short-dated Mirror Trades” – as defined in Section 2.4(a).

“Short-dated OTC Transactions” – Commodity Transactions (other than any Excluded Transactions, Exchange Transactions, Structured Transactions or Long-dated OTC Transactions) included in (i) the Reference Flat Files or (ii) the Supplemental Flat Files.

“Specified Gas Purchase Transactions” – means Commodity Transactions (other than any Excluded Transactions, Exchange Transactions or Structured Transactions) included in (i) the Reference Flat Files or (ii) the Supplemental Flat Files, which Commodity Transactions are for the purchase by a Seller or any of its Subsidiaries of physical gas having a final delivery period or final calculation period expiring, in each case, on or after the date of expiration of the FERC Gas Waivers.

“Specified Transaction” – as defined in Section 2.4(b).

“Statement of Estimated Closing Book Value” – with respect to the Book as of the Closing, a statement substantially in the form of the Statement of Reference Book Value, the amounts on which were prepared by the Partnership on a basis consistent with the Statement of Reference Book Value, which shall set forth the Estimated Closing Book Value, including the Estimated Brandywine Book Value.

“Statement of Final Book Value” – as defined in Section 2.10(b).

“Statement of Proposed Final Book Value” – with respect to the Book as of the Closing, a statement substantially in the form of the Statement of Reference Book Value, the amounts on which were prepared by the Partnership on a basis consistent with the Statement of Reference Book Value, which shall set forth the Proposed Final Book Value, including the Proposed Final Brandywine Book Value.

“Statement of Reference Book Value” – the statement set forth on Schedule 1.1(j) setting forth the net book value of the Book as of the Closing, assuming, solely for the purposes of this definition of “Statement of Reference Book Value” and Schedule 1.1(j), that the Closing Date is July 1, 2010, the amounts on which were prepared by the Partnership in accordance with

IFRS and on a basis consistent with the past practice of the Partnership in connection with the preparation of the combined and consolidated balance sheet of the business of the Partnership and the Partnership Companies (including the business of RBS and its Subsidiaries as it pertains thereto) (except for the notes thereto), including the valuation and other conventions and principles thereunder, including the Sellers’ methodologies based on past practice, certain valuation and reserve methodologies, conventions and principles of which are set forth on Schedule 1.1(g).

“Straddle Period” – any taxable period that begins before and ends after the Closing Date

“Structured Risk Reducing Trade” – as defined in Section 7.1.

“Structured Transaction Portfolio” – as defined in Section 7.13(d).

“Structured Transactions” – the Commodity Transactions (other than any Excluded Transactions) included in the Reference Flat Files, as set forth on Schedule 1.1(k) and such additional Commodity Transactions that the Purchaser consents in its sole discretion to include as Structured Transactions pursuant to Section 7.14.

“Subsidiary” – with respect to any Person, means another Person (other than a natural person), of which such first Person is entitled, directly or indirectly through one or more Subsidiaries, through the ownership or control of voting securities, other voting ownership or voting partnership interests or otherwise, to elect at least a majority of its board of directors or other managing authority or to otherwise, directly or indirectly, control the management of such Person.

“Supplemental Flat Files” – any Flat Files delivered to the Purchaser pursuant to Section 7.9(d) or 7.9(e) of this Agreement.

“Tail Book Assets” – as defined in Section 2.3(a).

“Tanglewood” – Tanglewood Storage and Transportation LLC, a Delaware limited liability company.

“Tax” – any income, corporation, gross receipts, license, payroll, employment, excise, capital gains or corporation tax on capital gains, severance, stamp, stamp duty reserve tax, stamp duty land tax, occupation, premium, property, environmental, climate change, windfall profit, imports, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, national insurance contribution, unemployment, disability, real property, personal property, sales, use, transfer, documentary, value added, alternative, add on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, surcharge, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body.

“Tax Return” – any return (including any information return), report, statement, schedule, notice, form, declaration or claim for refund (including any amended return, report, statement, schedule, notice, form, declaration or claim for refund) filed with or submitted to, or required to be filed with or submitted to, any Governmental Body with respect to Taxes.

“Third Party” – a Person other than the Parties or any of their respective Affiliates.

“Third-Party Claim” – any claim subject to indemnification under this Agreement against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

“Title Company” – as defined in Section 7.10(d).

“Transfer” – (a) in respect of Commodity Transactions (other than Short-dated OTC Transactions, but including Short-Dated OTC Transactions for purposes of Section 2.4(c)), the novation, assignment or other transfer by a Seller or its applicable Subsidiary to the Purchaser of any Commodity Transaction, which novation, assignment or other transfer shall provide for (i) the transfer of all the rights of such Seller or its applicable Subsidiary to the Purchaser to the extent such rights do not arise from events or circumstances existing or occurring prior to such novation, assignment or other transfer and (ii) the assumption of all liabilities, duties and obligations thereunder by the Purchaser to the extent such liabilities, duties and obligations do not arise from events or circumstances existing or occurring prior to such novation, assignment or other transfer and (iii) the release and discharge, as a result and to the extent of such novation, assignment or other transfer, of the Seller or its applicable Subsidiary of any obligations under and in respect of such Commodity Transaction to the extent such obligations do not arise from events or circumstances existing or occurring prior to such novation, assignment or other transfer, (b) in the case of all other Transferred Assets not specified in clause (a) of this definition (including Acquired Data, Books and Records, Commodity Inventories and the Brandywine Interests), the sale, assignment, transfer, conveyance and delivery to the Purchaser and the Purchaser’s purchase, acceptance and acquisition from each of the Sellers (and, as applicable, its respective Subsidiaries), in each case, as provided in this Agreement, or (c) in the case of Assumed Liabilities, the assumption of such Assumed Liabilities by the Purchaser as provided in this Agreement.

“Transfer Date” – each effective date on which any Tail Book Asset is Transferred in accordance with Sections 2.1(a), 2.2(a), 2.3(a)(iii) or 2.3(b).

“Transfer Taxes” – as defined in Section 7.3.

“Transferred Assets” – as defined in Section 2.1(b).

“Transferred Books and Records” – (a) Books and Records held by the Seller Parties, to the extent relating exclusively to the Transferred Assets or the Assumed Liabilities and (b) copies of all other Books and Records held by the Seller Parties, to the extent relating to the Transferred Assets or the Assumed Liabilities (it being understood that any statements or other information on the portions of such Books and Records that do not relate to the Book may be redacted), excluding in each case Books and Records to the extent any Legal Requirement prohibits their Transfer or any Transfer thereof would otherwise subject any Seller Party or any of its Affiliates to any material Liability.

“TRS Agreements” – the RBS TRS, the SET TRS and any other such agreement between the Purchaser and any Seller or any of their Subsidiaries entered into in connection with this Agreement.

“USRPI Schedule” – as defined in Section 2.9(a)(ix).

“VAR” – with respect to any trading day, the 95% one day “value at risk” of the Book as of the close of business on such trading day.

“VAT” – value added tax and any similar Tax imposed by any Governmental Body, including the United Kingdom and any interest or penalty in respect thereof.

Section 1.2.  Usage.

(a)            Interpretation.  In this Agreement, unless a clear contrary intention appears:

(i)            the singular number includes the plural number and vice versa;

(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)           reference to either gender includes the other gender;

(iv)           reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)           reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)           “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)         “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)        with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(ix)           references to “$” or “dollars” shall be to U.S. Dollars; and

(x)            references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits (other than exhibits constituting agreements, which shall only become legally binding upon execution and delivery by the parties thereto), schedules or amendments thereto.

(b)            Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with IFRS.

(c)            Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

ARTICLE II

PURCHASE AND SALE; CLOSING

Section 2.1.      Purchase and Sale of the Transferred Assets.

(a)            Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in this Agreement, subject to Section 2.3(a), at the Closing, each of the Sellers shall (and, as applicable, shall cause its respective Subsidiaries to) sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser shall purchase, accept and acquire from each of the Sellers (and, as applicable, its respective Subsidiaries’), all of each such Seller’s (and, as applicable, its respective Subsidiaries’) right, title and interest in and to the Transferred Assets, free and clear of any and all Encumbrances other than (i) any Permitted Encumbrances, (ii) restrictions on transfers of securities arising under applicable Legal Requirements, (iii) those created by the Purchaser or any of its delegees or arising out of the ownership of the Transferred Assets by the Purchaser or its delegees or (iv) as specifically assumed by the Purchaser pursuant to Section 2.2(a) hereof.

(b)            “Transferred Assets” means, all the right, title and interest, in each case as of the Closing (or, for the Tail Book Assets, on each applicable Transfer Date, without prejudice to the provisions of the Related Agreements) of the Sellers and their Subsidiaries in, to and under the following assets:

(i)            the Exchange Transactions;

(ii)            the Structured Transactions and the Long-dated OTC Transactions;

(iii)           the inventories of natural gas and other Commodities related to any Commodity Transactions included in the Book as described on Schedule 2.1(b)(iii) (“Commodity Inventories”);

(iv)           the Brandywine Interests;

(v)           (A) all data (including market, financial, historical, and fundamental data and “know your client” information) owned by Sellers and their Subsidiaries exclusively relating to the Book and Article VI a copy of all other such data owned by Sellers and their Subsidiaries to the extent relating to the Book, in each case excluding data exclusively relating to Short-dated OTC Transactions or the Specified Transaction and any data to the extent any Legal Requirement prohibits its transfer or any transfer thereof would otherwise subject any Seller Party or any of its Affiliates to any material Liability (all such data described in this clause (v), the “Acquired Data”), it being understood that such Transfer (and restrictions thereon contained herein) in no way limits the obligations of the Seller Parties to comply with their obligations under Section 7.7(b);

(vi)           subject to Section 10.3, the Transferred Books and Records;

(vii)          the FERC Electric Tariff regarding Reactive Supply and Voltage Control from Generation Sources Service set forth on Schedule 3.4(b);

(viii)         all rights, claims, credits and causes of action of the Sellers and any of their respective Subsidiaries against any Third Party to the extent relating to the Transferred Assets (only to the extent the Liability to which it relates is an Assumed Liability) or the Assumed Liabilities (including rights to indemnification or contribution, rights of set-off, rights to refunds and rights of recoupment from or against any such Third Party), in each case to the extent arising from events or circumstances first occurring on or after the Closing Date (or, in the case of the Tail Book Assets, on or after each applicable Transfer Date, without prejudice to the provisions of the Related Agreements); and

(ix)           other than Seller Financial Assurances, all guarantees, warranties, indemnities and similar rights in favor of any of the Sellers or any of their respective Subsidiaries in respect of any Transferred Asset (only to the extent the Liability to which it relates is an Assumed Liability) or Assumed Liability (but not with respect to any Excluded Asset or Retained Liability or otherwise), in each case to the extent arising from events or circumstances first occurring on or after the Closing Date (or, in the case of the Tail Book Assets, on or after each applicable Transfer Date, without prejudice to the provisions of the Related Agreements).

(c)            Notwithstanding anything in this Agreement to the contrary, the Sellers and their respective Subsidiaries, as applicable, shall retain their respective right, title and interest in and to all assets other than the Transferred Assets, including, for the avoidance of doubt, any billed and unbilled accounts receivable arising or outstanding prior to the Closing (or, in respect of any Tail Book Assets, the applicable Transfer Date), whether in respect of Commodity Transactions or otherwise (the “Excluded Assets”).

Section 2.2.     Assumption of Assumed Liabilities; Retention of Retained Liabilities.

(a)            Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in this Agreement and subject to Section 2.3(a) and to the exclusions set forth in Section 2.2(b), at the Closing (or, for Tail Book Assets on each applicable Transfer Date, without prejudice to the provisions of the Related Agreements) in connection with the sale of the Transferred Assets, the Sellers shall assign (or shall cause to be assigned) and the Purchaser shall assume and thereafter pay, perform and discharge in accordance with their terms, solely the following Liabilities of the Seller Parties or any of their Subsidiaries (collectively, the “Assumed Liabilities”):

(i)            all Liabilities relating to the Transferred Assets (other than the Tail Book Assets) to the extent not arising from events or circumstances existing or occurring prior to the Closing Date;

(ii)           all Liabilities under any Tail Book Assets, to the extent not arising from events or circumstances existing or occurring prior to the Transfer Date for such Tail Book Assets; and

(iii)           all other Liabilities expressly assumed by the Purchaser or for which the Purchaser expressly has agreed to be liable, in any case, pursuant to this Agreement and the Related Agreements.

(b)            Subject to the terms of this Agreement, the Sellers shall retain and shall be fully responsible for paying, performing and discharging when due, and neither the Purchaser nor any of its Affiliates shall assume or be deemed to have assumed, any and all Liabilities of the Sellers or any of their respective Affiliates other than the Assumed Liabilities (collectively, the “Retained Liabilities”).  Without limiting the generality of the foregoing, Retained Liabilities include:

(i)            without prejudice to Section 9.3, Section 10.14 and Section 10.15, all Liabilities for Taxes imposed on the Sellers arising out of or relating to the Book or otherwise for all periods, or portions of periods, ending before the Closing Date except as otherwise provided in this Agreement;

(ii)           all Liabilities under the Tail Book Assets, whether arising prior to or after the Closing Date; provided, however, (A) if any such Tail Book Assets are Transferred pursuant to, and in accordance with, Section 2.3 hereof, the Retained Liabilities shall only include, in respect of such Tail Book Assets, the Liabilities arising from events or circumstances existing or occurring prior to the Transfer Date for such Tail Book Assets and (B) the foregoing is without prejudice to the provisions of the Related Agreements;

(iii)           all Liabilities under the Short-dated OTC Transactions, whether arising prior to or after the Closing Date, but without prejudice to the provisions of the Related Agreements;

(iv)           all Liabilities related to the use, ownership or operation of the Brandywine Facility or Brandywine Site or the ownership of the Brandywine Interests, in each case to the extent arising from events or circumstances existing or occurring prior to the Transfer Date applicable to the Brandywine Interests;

(v)           all Liabilities relating to the Transferred Assets to the extent arising from events or circumstances existing or occurring prior to the Closing Date (subject, in the case of Tail Book Assets, to subsections (ii) and (iii) above);

(vi)           all Indebtedness of the Sellers and the Seller Parties;

(vii)          any Liabilities to the extent arising out of or relating to Excluded Assets or any business of the Seller Parties, except as otherwise specifically provided in this Agreement or any Related Agreement;

(viii)         any billed or unbilled accounts payable arising or outstanding prior to the Closing (or, in respect of the Tail Book Assets, the applicable Transfer Date) (whether in respect of Commodity Transactions or otherwise);

(ix)           other than any Assumed Liability, any Liabilities (including as a result of any actual or alleged noncompliance with or violation of Legal Requirements or Environmental Laws) arising from or based on events or conditions existing or occurring prior to the Closing Date, whether threatened or actual, and connected with, arising out of or relating to any Transferred Asset; and

(x)            Liabilities of the Sellers and their Affiliates arising under this Agreement and the Related Agreements (including Section 10.1).

Section 2.3.     Tail Book Assets; Counterparty Credit Risk Trades.

(a)            If any of the Structured Transactions, Long-dated OTC Transactions, Commodity Inventories or Brandywine Interests (each, together with any Acquired Data to the extent relating thereto, a “Tail Book Asset”) are not Transferable to the Purchaser without a Governmental Authorization (including approvals from or registrations with applicable regional transmission organizations), Third Party Consent (including, for the avoidance of doubt, any actions required to be taken by gas pipeline and storage operators to effectively Transfer any

Commodity Inventories) or as a result of Legal Requirements restricting such Transfer and, notwithstanding the reasonable best efforts of the (i) Seller Parties and (ii) subject to the terms of paragraph 2 of Schedule 2.3(c), the Purchaser, to secure such Governmental Authorizations and Third Party Consents prior to the Closing Date pursuant to (and subject to the limitations set forth in) Section 2.3(b), upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in this Agreement, at the Closing:

(i)            with respect to any such Structured Transactions and Commodity Inventories, the Sellers and the Partnership Companies that are parties thereto and the Purchaser shall enter into the TRS Agreements in respect of such Structured Transactions and Commodity Inventories;

(ii)           with respect to any such Long-dated OTC Transactions, the applicable Seller and the Purchaser shall enter into an over-the-counter Commodity Transaction with respect to each such Long-dated OTC Transaction (each, a “Long-dated Mirror Trade”), which shall have economic terms that are equal and offsetting in relation to the economic terms applicable to the relevant Seller under such Long-dated OTC Transaction (such transaction shall be independent from the related Long-dated OTC Transaction and such Seller shall retain its exposure to the creditworthiness of the Counterparty to such Long-dated OTC Transaction (and credit support provider for any such Counterparty)); such Long-dated Mirror Trades to be documented under one or more existing master ISDA agreements in effect between such Seller and the Purchaser and subject to one or more Mirror Agreements substantially in the form attached hereto as Exhibit B1, in order for such Seller to transfer to the Purchaser as of the Closing its market risk with respect to such Long-dated OTC Transaction; and

(iii)           the Brandywine Interests shall only be Transferred if the FERC 203 Approval shall have been obtained no later than five (5) Business Days prior to the Closing, and if the foregoing condition is not met by such date, then the Brandywine Interests shall not be Transferred at the Closing and the Parties shall consummate the Transfer of the Brandywine Interests as soon as reasonably practicable, and in any event within five (5) Business Days, following receipt of the FERC 203 Approval.  If despite the reasonable best efforts of the Parties pursuant to this Section 2.3 and Section 7.2, (x) a Governmental Body (A) issues an order or injunction that is in effect and prohibits the Transfer of the Brandywine Interests as contemplated under this Agreement or (B) enacts, issues, promulgates, enforces or enters any Legal Requirement that is then in force and has the effect of making illegal or otherwise preventing or prohibiting the Transfer of the Brandywine Interests as contemplated under this Agreement, upon receipt of notice thereof delivered by any Party to this Agreement to the other Parties hereto, or (y) the FERC 203 Approval has not been obtained within one hundred fifty (150) days of the date hereof without the imposition of any Burdensome Condition as a condition thereof, the obligation of the Seller Parties to, and to cause their Subsidiaries to, Transfer the Brandywine Interests, and the

obligation of the Purchaser to acquire the Brandywine Interests, to assume any Assumed Liabilities related thereto and to pay the Estimated Brandywine Purchase Price shall terminate and be of no further force and effect (the “Brandywine Termination”).

(iv)           each of the Municipal Agreements shall only be Transferred if the Municipal Amendment in respect thereof shall have been obtained no later than five (5) Business Days prior to the Closing Date, and if, despite the reasonable best efforts of the Parties pursuant to Section 7.2, the foregoing condition is not met by such date in respect of any Municipal Agreement, then such Municipal Agreement shall be considered an Excluded Transaction for all purposes of this Agreement (including, for the avoidance of doubt, that (A) the obligation of the Seller Parties to, and to cause their Subsidiaries to, sell, assign, transfer, convey and deliver such Municipal Agreement, and the obligation of the Purchaser to purchase, accept and acquire such Municipal Agreement, to assume any Assumed Liabilities related thereto and to pay the portion of the Purchase Price attributable to Commodity Transaction Contracts in respect of such Municipal Agreement shall terminate and be of no further force and effect and (B) the relevant Municipal Agreement shall be excluded from the calculation of the Estimated Closing Book Value and Final Book Value (or Adjusted Estimated Closing Book Value and Adjusted Final Book Value, as applicable)).

(b)            From the date hereof until completed, the Seller Parties and the Purchaser shall (and shall cause their respective Affiliates to) cooperate in good faith and use their reasonable best efforts (which, subject to Section 7.2(c) and Section 2.3(c), shall not (i) require the Purchaser (or Affiliate thereof) to pay any additional amounts, renegotiate collateral or credit terms in a manner adverse to the Purchaser (or Affiliate thereof) or to amend material terms in a manner that would be adverse to the Purchaser (or Affiliate thereof) or otherwise out of the ordinary course in the marketplace in any material respect, or (ii) require any Seller Party (or Affiliate thereof) to pay any additional amounts or do anything adverse to such Seller Party (or Affiliate thereof), to conduct a program consistent with this Section 2.3(b), Section 2.3(c) and Section 7.11) to secure (x) Consents, if any are required, from Third Parties to Transfer to the Purchaser the Transferred Assets including, on and after the Closing Date, the Tail Book Assets, and (y) any Governmental Authorizations, including approvals from or registrations with applicable regional transmission organizations (it being understood that each Party shall only be required to use its reasonable best efforts to secure Governmental Authorizations required by such Party) in order to Transfer the Transferred Assets and, on and after the Closing Date, the Tail Book Assets, in each case as soon as possible on or after Closing (and upon receipt of such Consents or Governmental Authorizations, the Seller Parties shall effect such Transfer as promptly as practicable, subject, with respect to the Brandywine Interests, to Section 2.3(a)(iii)). For the avoidance of doubt, for purposes of the reasonable best efforts obligations of the Parties under this Section 2.3(b) and Section 7.11(a) below, the fact that a Transferred Asset or Financial Assurance with respect to which a Transfer or replacement is to be effected has a positive market value to a Seller Party shall not be deemed to be “adverse” to the Sellers, and the fact that a Transferred Asset or Financial Assurance with respect to which a Transfer or replacement is to be effected has a negative market value to a Seller Party shall not be deemed to be “adverse” to the Purchaser.

(c)            Notwithstanding Section 2.3(b) or any other provision of this Agreement or the Related Agreements to the contrary:

(i)           the Purchaser shall have no obligation to effect a Transfer of any Commodity Transaction in a manner inconsistent with the principles set forth on Schedule 2.3(c);

(ii)           at any time following the Closing Date, any of the Seller Parties and any of their respective Affiliates may (x) enter into any Counterparty Credit Risk Trade in respect of any OTC Transaction, (y) exercise any rights and remedies available to any of the Seller Parties and any of their respective Affiliates under (A) the Commodity Transaction Contract in respect of such OTC Transaction or (B) any Legal Requirement (including equitable remedies) or (z) terminate, sell, transfer, amend, modify, renegotiate, or extend any OTC Transaction (i) if the Purchaser and such Seller Party mutually agree in good faith that the Counterparty to such OTC Transaction has refused to or will not Transfer such OTC Transaction hereunder or (ii) for any reason on or after September 1, 2011, in all cases without prejudice to the Mirror Trade associated with such OTC Transaction except:

(A)           a Seller Party shall notify the Purchaser of such Seller Party’s or any of its Affiliates’ intention to take any of the actions described in Section 2.3(c)(ii) in respect of any OTC Transaction and, upon such Person’s good faith request in connection therewith, the Purchaser shall (x) in the case of an action described in Section 2.3(c)(ii) that is a termination, sale or transfer, promptly offer to terminate the associated Mirror Trade at a price determined by the Purchaser in its sole discretion, acting in good faith; or (y) in the case of any of the other actions described in Section 2.3(c)(ii), promptly offer to take such action in respect of such Mirror Trade as is necessary such that, immediately following consummation of such action, such Mirror Trade shall have economic terms (other than credit terms) that are equal and offsetting in relation to the economic terms applicable to the relevant Seller or its Affiliate under the related OTC Transaction (with such Mirror Trade remaining independent from the related OTC Transaction and such Seller or its Affiliate retaining its exposure to the creditworthiness of the Counterparty to such OTC Transaction (and credit support provider for any such Counterparty)) at a price determined by the Purchaser in its sole discretion, acting in good faith. After receipt of an offer from the Purchaser, such Seller Party or its Affiliate shall promptly notify the Purchaser of such Person’s acceptance or rejection of such offer (subject to the terms of clause (B) below). Upon an acceptance of any offer under clause (x) or (y), as the case may be, the price payable thereunder shall be payable promptly by the party to the Mirror Trade that owes such payment to the other party to such Mirror Trade by wire transfer of immediately available funds to such accounts designated in writing by the payee to the payor; and

(B)           solely in the case of an action described in Section 2.3(c)(ii) in respect of any Long-dated OTC Transaction, in lieu of accepting the price proposed by the Purchaser in Section 2.3(c)(ii)(A), such Person may propose, and the Purchaser shall promptly consider in good faith (without any obligation), (I) that such Person enter into a new Commodity Transaction with a Third Party having economic terms that are equal and offsetting in relation to the economic terms applicable to such Person under the related Long-dated Mirror Trade (with such transaction remaining independent from the related Long-dated Mirror Trade and such Person retaining its exposure to the creditworthiness of the Counterparty to such Commodity Transaction (and the credit support provider for any such Counterparty), which new Commodity Transaction would be treated, subject to the consent of the Purchaser (which consent may be withheld in the sole discretion of Purchaser or granted in exchange for a price determined by the Purchaser in its sole discretion, acting in good faith), as a Long-dated OTC Transaction for all purposes hereunder or (II) that the Purchaser consents, in the Purchaser’s sole discretion, to such Person novating such Long-dated Mirror Trade to a Third Party pursuant to a novation agreement acceptable to the Purchaser, such Person and such Third Party; and

(iii)           if, on or after September 1, 2011, a Seller Party shall notify the Purchaser of such Seller Party’s or any of its Affiliates’ intention to terminate a Structured Transaction, the Purchaser shall promptly offer to terminate the associated Reference Transaction under the TRS Agreement at a price determined by the Purchaser in its sole discretion, acting in good faith.

(d)            If any Long-dated OTC Transaction is Transferred following the Closing pursuant to Section 2.3(b), on the Transfer Date for such Transfer, the corresponding Long-dated Mirror Trade shall automatically terminate without any termination payment or other further consideration or action and such Long-dated Mirror Trade shall no longer have any force or effect.

Section 2.4.    Short-dated Mirror Trades.

(a)            Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in this Agreement, at the Closing, the applicable Seller and the Purchaser shall enter into an over-the-counter Commodity Transaction with respect to each Short-dated OTC Transaction (each, a “Short-dated Mirror Trade”), which shall have economic terms that are equal and offsetting in relation to the economic terms applicable to the relevant Seller under such Short-dated OTC Transaction (such transaction shall be independent from the related Short-dated OTC Transaction and such Seller shall retain its exposure to the creditworthiness of the Counterparty to such Short-dated OTC Transaction (and credit support provider for any such Counterparty)); such Short-dated Mirror Trades to be documented under one or more existing master ISDA agreements in effect between such Seller and the Purchaser and subject to one or more Mirror Agreements substantially in the form attached hereto as Exhibit B2, in order for such Seller to transfer to the Purchaser as of the Closing its market risk with respect to such Short-dated OTC Transaction.

(b)            Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions set forth in this Agreement, at the Closing, the applicable Seller and the Purchaser shall enter into an over-the-counter Commodity Transaction documented under one or more existing master ISDA agreements in effect between such Seller and the Purchaser otherwise on the terms set forth in the confirmation attached hereto as Exhibit B3 (such transaction, the “Specified Transaction”).

(c)            The Purchaser may, on any date following the date hereof, request that the Seller Parties consent (which consent shall not unreasonably be withheld) to the Transfer of all Short-dated OTC Transactions with any particular Counterparty to the Purchaser or its Affiliates and, if such Consent is given, the Seller Parties shall cooperate in good faith to Transfer such Short-dated OTC Transaction as though such Short-dated OTC Transaction were a Long-dated OTC Transaction and, for all other purposes of this Agreement, as of and after such election by the Purchaser, such Short-dated OTC Transaction shall be deemed to be a Long-dated OTC Transaction; provided, that, for the avoidance of doubt, nothing in this Section 2.4(c) shall impose any obligation on the Purchaser to Transfer any Short-dated OTC Transaction; provided, further, that no such consent to any such Transfer shall limit the rights of the Seller Parties and their Affiliates in respect of such Short-dated OTC Transactions pursuant to Section 2.3(c) prior to the Transfer Date of such Transfer.

(d)            With respect to each Commodity Transaction in the Reference Flat Files that is (x) a Seller Party trade hedging a trade with a First-Lien Counterparty, any ESCO, TAQA/Red Oak or La Paloma (each as set forth on Schedule 1.1(l)) or (y) a desk-to-desk “house” trade (a trade in which both sides of the transaction are the same legal entity) that is associated with an Excluded Transaction (each of (x) and (y), an “Included House Trade”), at the Closing, the Purchaser (or at the Purchaser’s option, one of its Affiliates) shall, and the applicable Seller Party shall, or shall cause its applicable Subsidiary to, enter into a Commodity Transaction (the “Replacement Transaction”) with respect to the side of such Commodity Transaction that effects a hedge of the related transaction described in clause (y) or the related Excluded Transaction (such Commodity Transaction that effects such a hedge, the “Replaced Hedge”), which Replacement Transaction shall have economic terms that are identical to the economic terms applicable to the relevant Seller Party under the Replaced Hedge, such Replacement Transaction to be documented under one or more existing master ISDA agreements in effect between the applicable Seller Party and the Purchaser (or its Affiliate, as the case may be) and otherwise on terms reasonably satisfactory to each of the Parties thereto (including as to the existence and identity of the credit support provider with respect to Purchaser (or such Affiliate) and the applicable Seller Party). For the avoidance of doubt, no Mirror Trade shall be effected with respect to any Included House Trade in relation to which a Replacement Transaction has been entered into.

Section 2.5.   Payment for the Transferred Assets and Entering into of the TRS Agreements, the Mirror Trades and the Specified Transaction.

(a)            The Purchaser shall, in addition to the assumption of the Assumed Liabilities in connection with the sale of the Transferred Assets and entering into of the TRS Agreements, the Mirror Trades and the Specified Transaction, pay, at the times and in the manner set forth in this Section 2.5 and, if applicable, in Section 2.10(d), an aggregate purchase price equal to the difference of (a) (x) the Final Book Value or (y) if the Brandywine Termination has occurred, the Adjusted Final Book Value, less (b) the Book Discount (such difference, the “Purchase Price”) in consideration for the Transferred Assets, the TRS Agreements, the Mirror Trades and the Specified Transaction; provided, however, that if the Purchase Price is negative, the Partnership shall pay the absolute value of the Purchase Price to the Purchaser.  Subject to Section 2.5(b), at the Closing, the Purchaser shall pay, on account of the Purchase Price (x) the Estimated Purchase Price or (y) if, as contemplated by Section 2.3(a)(iii), the Brandywine Interests are not Transferred at Closing or the Brandywine Termination has occurred, the Adjusted Estimated Purchase Price, in each case, to the Partnership (on behalf of the Sellers of the Transferred Assets and counterparties to the TRS Agreements, the Mirror Trades and the Specified Transaction) by wire transfer of immediately available funds to such accounts as identified by the Partnership to the Purchaser in writing at least two (2) Business Days prior to the Closing; provided, however, that if the Estimated Purchase Price or the Adjusted Estimated Purchase Price, as applicable, is negative, the Partnership shall pay, or cause to be paid (on behalf of the sellers of the Transferred Assets and counterparties to the TRS Agreements, the Mirror Trades and the Specified Transaction) the absolute value of the Estimated Purchase Price or the Adjusted Estimated Purchase Price, as applicable, to the Purchaser by wire transfer of immediately available funds to such accounts as identified by the Purchaser to Sellers in writing at least two (2) Business Days prior to the Closing.

(b)            If, as contemplated by Section 2.3(a)(iii), the Brandywine Interests are not Transferred at Closing, no later than 2:00 p.m. New York time on the Transfer Date, if any, applicable to the Brandywine Interests as specified in Section 2.3(a)(iii), the Purchaser shall pay an amount equal to (x) if such payment is made prior to the determination of Final Book Value pursuant to Section 2.10, the Estimated Brandywine Purchase Price Amount, or (y) if such payment is made following the determination of Final Book Value, the Final Brandywine Purchase Price Amount, in each case on account of the portion of the Purchase Price attributable to the Brandywine Interests, to the Partnership (on behalf of Tanglewood) by wire transfer of immediately available funds to such accounts as identified by the Partnership to the Purchaser in writing at least two (2) Business Days prior to the Transfer Date applicable to the Brandywine Interests; provided, however, that if the Estimated Brandywine Purchase Price Amount or the Final Brandywine Purchase Price Amount, as applicable, is negative, the Partnership shall pay, or cause to be paid (on behalf of Tanglewood) the absolute value of the Estimated Brandywine Purchase Price Amount or the Final Brandywine Purchase Price Amount, as applicable, by wire transfer of immediately available funds to such accounts as identified by the Purchaser to Sellers in writing at least two (2) Business Days prior to the Transfer Date applicable to the Brandywine Interests. Any payment in respect of the Final Brandywine Purchase Price Amount made under this Section 2.5(b) shall be made by way of an adjustment to the consideration paid by each Party under Section 2.5(a), and such consideration shall be deemed to have been reduced or increased, as the case may be, by the amount of such payment and such adjustment shall be allocated in accordance with Section 2.6.

Section 2.6.    Allocation of Purchase Price.

(a)            The Parties hereto will agree to allocate the Estimated Purchase Price over all of the assets and liabilities of the Book as of the Closing Date, pursuant to this Section 2.6. Within ten (10) days after the date on which the Final Book Value is definitively determined pursuant to Section 2.10, the Purchaser shall prepare and deliver (with reasonable assistance as requested from the Seller Parties) to the Seller Parties, an allocation schedule allocating the Estimated Purchase Price in a manner consistent with the relative fair market value of the Transferred Assets and Assumed Liabilities transferred as part of the Book (the “Proposed Allocation Schedule”).  Each Seller will have twenty (20) Business Days following delivery of the Proposed Allocation Schedule during which to notify the Purchaser and each other Party in writing (an “Allocation Notice of Objection”) of any objections to the Proposed Allocation Schedule, setting forth in reasonable detail the basis of its objections.  If no Seller delivers an Allocation Notice of Objection in accordance with this Section 2.6(a), the Proposed Allocation Schedule shall be conclusive and binding on all Parties and shall become the “Final Allocation Schedule”.  If any Seller submits an Allocation Notice of Objection, then (i) for twenty (20) Business Days after the date the Purchaser receives the Allocation Notice of Objection, the Parties will use commercially reasonable efforts to agree on the allocations and (ii) failing such agreement within twenty (20) Business Days of such notice, the matter will be resolved in accordance with Section 2.6(b).

(b)            If the Parties have not agreed on the Final Allocation Schedule within twenty (20) Business Days after delivery of an Allocation Notice of Objection, then the Parties shall each have the right to deliver notice to the other Party (the “Allocation Dispute Notice”) of its intent to refer the matter for resolution to the Accounting Expert.  The Parties will each deliver to the other and to the Accounting Expert a notice setting forth in reasonable detail their proposed allocations.  Within thirty (30) Business Days after receipt thereof, the Accounting Expert will deliver the Final Allocation Schedule and provide a written description of the basis for its determination of the allocations therein; provided, that if the Accounting Expert requests a hearing before making a determination, such hearing shall be held within twenty (20) Business Days of the Parties’ delivery of their respective proposed allocations and the delivery of the Final Allocation Schedule shall be made within ten (10) Business Days of such hearing.  The fees and expenses of the Accounting Expert shall be apportioned among the Parties as the Accounting Expert shall determine; provided, that the Purchaser shall not bear any fees and expenses attributable to a disparity between the positions of the Sellers.  Each Party will bear the costs of its own counsel, witnesses (if any) and employees.

(c)            The Parties agree to act in accordance with the Final Allocation Schedule for all Tax purposes (including for purposes of the filing of any Tax Return), subject to any Legal Requirement to the contrary. The Parties will revise the allocation to the extent necessary to reflect any payment made pursuant to Section 2.10(d). In the case of any such payment, the Purchaser shall promptly prepare and deliver (with reasonable assistance as requested from the Sellers) to the Sellers a revised allocation, and the Parties shall follow the procedures outlined above with respect to review, dispute and resolution in respect of such revision.

(d)            If an allocation of the Purchase Price attributable to a Transferred Asset is required at a time, or to a level of detail, which is not practicable in accordance with the above procedure (including for the purposes of any Transfer Tax or VAT), the Purchaser and the Seller Parents shall cooperate to agree such allocation in a timely manner by reference to the fair market value of the relevant asset.

Section 2.7.   Accounting.  To the extent that, after the Closing, (a) the Purchaser or any of its Subsidiaries receives any payment or instrument that is for the account of the Seller Parties or any of their Subsidiaries according to the terms of this Agreement, the Purchaser shall promptly deliver such amount or instrument to the Sellers, and (b) any Seller Party or any Subsidiary of a Seller Party receives any payment or instrument that is for the account of the Purchaser or any of its Subsidiaries according to the terms of this Agreement, such Seller Party shall promptly deliver such amount or instrument to the Purchaser.  To the extent that this Section 2.7 conflicts with or is duplicative of any of the provisions of any Related Agreement or Section 2.3 or Section 2.4 of this Agreement, the provisions of the Related Agreement or Section 2.3 or Section 2.4 of this Agreement, as the case may be, shall control.

Section 2.8.    Closing.  The consummation of the transactions provided for in Section 2.1, 2.2, 2.3(a), 2.4(a) and (b) and 2.5(a) of this Agreement (the “Closing”) shall be held on the first day that is both (a) the first day of a calendar month, and (b) at least three (3) Business Days after each of the conditions set forth in Article V and VI has been satisfied or waived (other than conditions to be satisfied at Closing; provided, that all conditions are also satisfied or waived at Closing), or at such other time as the Parties shall all agree in writing.  The Closing shall be deemed to occur at 12:01 a.m. (local time in New York) on the date of the Closing (the “Closing Date”). Notwithstanding the foregoing, the Parties agree that, in the event the Closing were otherwise scheduled to occur on January 1, 2011, the Parties shall effect the Closing at 11:59 p.m. (local time in New York) on December 31, 2010 but the Closing shall be deemed to occur at 12:01 a.m. (local time in New York) on January 1, 2011.  The Closing shall be held at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017, or at such other place outside of the United Kingdom as the Parties shall all agree in writing.

Section 2.9.    Closing Obligations.  In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)            Each of the relevant Seller Parties shall, and shall cause their Subsidiaries to, deliver to the Purchaser, as applicable:

(i)           each Related Agreement to which such Seller Party or any of its Subsidiaries is a party, duly executed and delivered by the applicable signatory concurrently with the Closing;

(ii)           instruments of transfer and conveyance, properly executed and acknowledged by the Sellers and their respective Subsidiaries, as applicable, in such form as is reasonably acceptable to the Purchaser, that are necessary to transfer to and vest in the Purchaser (or its Affiliates) all of the Sellers’ and their respective Subsidiaries’ right, title and interest in and to the Transferred Assets (in each case, free and clear of all Encumbrances other than Encumbrances permitted by Section 2.1(a);

(iii)           subject to Section 2.9(c), all Transferred Books and Records;

(iv)           subject to Section 2.9(c), (A) the Acquired Data in a format reasonably acceptable to the Purchaser and capable of being prepared in a manner consistent with the reasonable, ordinary course capabilities of the Seller Parties and their Subsidiaries, and (B) if the Purchaser reasonably requests such data in any other reasonable format, the Seller Parties shall, and shall cause their Subsidiaries to, at the Purchaser’s sole expense, use commercially reasonable efforts to provide such data in such other format on the Closing Date or as soon as is reasonably practicable after such request;

(v)           the Statement of Estimated Closing Book Value (which shall have been delivered to the Purchaser at least five (5) Business Days prior to the Closing Date);

(vi)          certificates executed by each Seller Party, to be dated as of the Closing Date, in accordance with Section 5.1(e);

(vii)         an executed receipt for the Estimated Purchase Price or the Adjusted Estimated Purchase Price, as applicable;

(viii)        such other customary instruments, or documents, in form and substance reasonably satisfactory to the Parties, as may reasonably be required to give effect to the transactions contemplated by this Agreement to be effected at the Closing;

(ix)           a “FIRPTA” compliance certificate (x) from the Partnership and SET certifying that none of the Transferred Assets (other than the Commodity Transactions to which RBS is a party) is a “U.S. real property interest” within the meaning of Section 897 of the Code, and (y) from RBS certifying that none of the Commodity Transactions to which RBS is a party is a “U.S. real property interest” within the meaning of Section 897 of the Code, except in each case as provided in a schedule to the FIRPTA compliance certificate (a “USRPI Schedule”); and

(x)           an accurate and complete list of credit reserves (by amount and Counterparty) that are reflected in the Statement of Estimated Closing Book Value, in a form consistent with Schedule 3.5(f).

provided, that, with respect to the deliveries set forth in clause (ii), (iii) and (iv) of this Section 2.9(a) that relate to the Tail Book Assets, without prejudice to the provisions of Section 7.7(b), such delivery shall occur on the relevant Transfer Date applicable to such Tail Book Asset (including, in the case of the Transfer of the Brandywine Interests if such Transfer occurs after the Closing pursuant to Section 2.3(a)(iii), an instrument of conveyance in the form of the Assignment and Assumption Agreement).

(b)            The Purchaser shall deliver to the Seller Parties:

(i)            each Related Agreement to which the Purchaser or any of its Subsidiaries is a party, duly executed and delivered by the applicable signatory concurrently with the Closing;

(ii)           a certificate executed by the Purchaser, to be dated as of the Closing Date, in accordance with Section 6.1(e);

(iii)          an executed receipt for the Estimated Purchase Price or the Adjusted Estimated Purchase Price, as applicable; and

(iv)          such other customary instruments, or documents, in form and substance reasonably satisfactory to the Parties, as may reasonably be required to give effect to the transactions contemplated by this Agreement to be effected at the Closing.

(c)            Subject to Section 10.3, notwithstanding the Sellers’ obligation to sell, transfer, convey and deliver the Transferred Books and Records and the Acquired Data at the Closing (or, as applicable, on the relevant Transfer Date) pursuant to Section 2.1 and Section 2.9(a), to the extent the delivery of any Transferred Books and Records (other than the Pre-Closing Data in respect of the Commodity Transactions included in the Book as of the tenth (10th) Business Day prior to the Closing) and any Acquired Data is not reasonably practicable at the Closing (or, as applicable, the relevant Transfer Date), each of the relevant Seller Parties shall, and shall cause their Subsidiaries to, deliver such Transferred Books and Records and the Acquired Data to the Purchaser as soon as reasonably practicable thereafter and in no event later than forty five (45) days following the Closing (or, as applicable, the relevant Transfer Date); provided, that the Seller Parties shall (and shall cause their Subsidiaries to) deliver any original Transferred Books and Records and the Acquired Data to the Purchaser on such earlier date as may be required as a result of applicable Legal Requirements, including bank safety and soundness standards (but only to the extent such applicable Legal Requirements are not satisfied pursuant to access granted in accordance with Section 7.7(c)), it being understood that this Section 2.9(c) in no way limits the obligations of the Seller Parties to comply with their obligations under Section 7.7(b).

Section 2.10.    Final Book Value; Payments; Disputes.

(a)            As promptly as practicable after the Closing Date, but no later than ninety (90) days thereafter, the Partnership shall prepare (with such assistance as they may reasonably request from the Purchaser) and deliver to the Purchaser the Statement of Proposed Final Book Value. In preparing the Statement of Proposed Final Book Value, the Partnership shall be entitled to reasonable access to all relevant Books and Records and personnel of the Purchaser and their respective Representatives.

(b)            The Purchaser will have thirty (30) days following delivery of the Statement of Proposed Final Book Value during which to notify the Seller Parents in writing (the “Notice of Objection”) of any objections to the preparation of the Statement of Proposed Final Book Value or the calculation of the Proposed Final Book Value (including the Proposed Final Brandywine Book Value), setting forth in reasonable detail the basis of its objections and, if practical, the U.S. dollar amount of each objection.  Matters as to which the Purchaser may disagree shall be limited to whether the Statement of Proposed Final Book Value delivered by the Partnership is accurate and was prepared in a manner consistent with the Statement of Reference Book Value and the Purchaser shall not be entitled to submit disagreements on any other basis; provided, that the Purchaser may also be entitled to submit disagreements in respect of the calculation of the book values of Non-Conforming Transactions including that the calculation of such book values in a manner consistent with the Statement of Reference Book Value (including the methodologies, conventions and principles set forth on Schedule 1.1(g)) is not appropriate and that such book values should instead be calculated on a basis consistent with the valuation and reserve methodologies, conventions and principles used by the Purchaser in the Ordinary Course of Business). In reviewing the Statement of Proposed Final Book Value, the Purchaser shall be entitled to reasonable access to all relevant books, records and personnel of the Partnership, the Partnership Subsidiaries and their respective Representatives to the extent the Purchaser reasonably requests such information and reasonable access to complete its review of the Statement of Proposed Final Book Value. If the Purchaser fails to deliver a Notice of Objection in accordance with this Section 2.10(b), the Statement of Proposed Final Book Value, together with the Partnership’s calculation of the Proposed Final Book Value (including the Proposed Final Brandywine Book Value) reflected thereon, shall be conclusive and binding on all Parties and they shall become the “Statement of Final Book Value”, the “Final Book Value” and the “Final Brandywine Book Value”). Matters included in the calculations in the Statement of Proposed Final Book Value to which the Purchaser does not object in a Notice of Objection shall be deemed accepted by the Purchaser and shall not be subject to further dispute or review.  If the Purchaser submits a Notice of Objection, then (i) for twenty (20) Business Days after the date upon which the Seller Parents receive the Notice of Objection, the Purchaser and the Seller Parents will each use commercially reasonable efforts to agree on the calculation of the Final Book Value and (ii) failing such agreement within twenty (20) Business Days of such notice, the matter shall be resolved in accordance with Section 2.10(c).

(c)            If the Purchaser and the Seller Parents have not agreed on the Final Book Value (including the Final Brandywine Book Value) within twenty (20) Business Days after delivery of a Notice of Objection, then the Purchaser and the Seller Parents, acting jointly, shall have the right to deliver notice to the other Parties of their intent to refer the matter for resolution to Ernst & Young LLP or such other international accounting firm as the parties shall otherwise agree (the “Accounting Expert”). Within ten (10) Business Days of the selection of the Accounting Expert, the Purchaser and the Seller Parents shall each deliver to the other Parties hereto and to the Accounting Expert a notice setting forth in reasonable detail their calculation of  the Final Book Value (including the Final Brandywine Book Value).  The Parties shall instruct the Accounting Expert to consider only those items and amounts set forth in the Statement of Proposed Final Book Value to which either Seller Parent has disagreed pursuant to a Notice of Objection and for which the Purchaser and the Seller Parents have not resolved their disagreement. Within thirty (30) Business Days after receipt thereof, the Accounting Expert shall determine its best estimate of the calculation of the Final Book Value (including the Final Brandywine Book Value) and provide a written description of the basis for such determination; provided, that if the Accounting Expert requests a hearing before making a determination, such hearing shall be held within twenty (20) Business Days of the Parties’ delivery of their respective calculation notices and the determination of the Final Book Value (including the Final Brandywine Book Value) shall be made within ten (10) Business Days after such hearing.  The Accounting Expert’s determination of the Final Book Value (including the Final Brandywine Book Value) shall be final and binding on each of the Parties hereto.  The fees and expenses of the Accounting Expert shall be paid pro rata among the Purchaser, Sempra Energy and RBS in accordance with the percentage of the disputed amounts awarded to the Purchaser or the Seller Parents as a result of the Accounting Expert’s decision.  Each Party shall bear the costs of its own counsel, witnesses (if any) and employees.

(d)            If the Final Book Value (i) is established following the Transfer Date applicable to the Brandywine Interests, and the Final Book Value exceeds the Estimated Closing Book Value or (ii) is established prior to the Transfer Date applicable to the Brandywine Interests (or after a Brandywine Termination has occurred), and the Adjusted Final Book Value exceeds the Adjusted Estimated Closing Book Value, in either case the Purchaser shall pay, within two (2) Business Days of the determination of the Final Book Value, an amount equal to such excess by wire transfer in immediately available funds to the Partnership (on behalf of the sellers of the Transferred Assets and counterparties to the TRS Agreements, the Mirror Trades and the Specified Transaction) and to such accounts as may be specified by the Partnership. If the Final Book Value (i) is established following the Transfer Date applicable to the Brandywine Interests, and the Final Book Value is less than the Estimated Closing Book Value or (ii) is established prior to the Transfer Date applicable to the Brandywine Interests (or after a Brandywine Termination has occurred), and the Adjusted Final Book Value is less than the Adjusted Estimated Closing Book Value, in either case the Partnership shall pay, or cause to be paid (on behalf of the sellers of the Transferred Assets and counterparties to the TRS Agreements, the Mirror Trades and the Specified Transaction), within two (2) Business Days of the determination of the Final Book Value, an amount equal to the absolute value of such deficit) to the Purchaser by wire transfer in immediately available funds to an account or accounts specified by the Purchaser. Any payment in respect of the Final Book Value or Adjusted Final Book Value made under this Section 2.10(d) shall be made by way of an adjustment to the consideration paid by each Party under Section 2.5(a), and such consideration shall be deemed to have been reduced or increased, as the case may be, by the amount of such payment and such adjustment shall be allocated in accordance with Section 2.6.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES

Except as set forth in the disclosure letter delivered to the Purchaser by the Seller Parties on or prior to the date hereof (the “Seller Disclosure Letter”), each of the Seller Parties makes to the Purchaser, as of the date hereof and for purposes of Section 9.2(a), unless otherwise specified, as of the Closing Date, each of the representations and warranties contained in this Article III; provided, that any representation and warranty made with respect to “such Seller Party” shall only be made by such Seller Party; provided, further, that subject to Section 9.4(b), each of the representations and warranties of the Seller Parties contained in this Article III (including those set forth in Exhibit D hereto) shall be deemed to have been made severally and not jointly and the Parties agree that disclosure of any item in any section or subsection of the Seller Disclosure Letter shall also be deemed disclosed with respect to any other section or subsection to which the relevance of such item is readily apparent.

Section 3.1.    Organization and Good Standing.

(a)            Except as set forth on Schedule 3.1(a), such Seller Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity is organized, with full corporate, partnership or similar power and authority to conduct its business as it is now being conducted.

(b)            Each of the Seller Parties and the Partnership Companies has full corporate or limited liability company power (as applicable) and authority to own and perform its obligations with respect to the Book.

Section 3.2.    Enforceability; Authority; No Conflict.

(a)            This Agreement constitutes the legal, valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).  Each of the Related Agreements constitutes the legal, valid and binding obligation of such Seller Party and such respective Subsidiaries that are signatories thereto, enforceable against each in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).  Such Seller Party and such of its Subsidiaries has the requisite right, power and authority to execute and deliver this Agreement and each of the Related Agreements to which each is a party, and to perform their obligations and consummate the transactions contemplated hereby and thereby, and such action has been duly authorized by all necessary corporate action.

(b)            The execution, delivery and performance by such Seller Party of this Agreement and the execution and delivery by such Seller Party or any of its Subsidiaries of any of the Related Agreements to which each is a party, and the consummation of the transactions contemplated hereby and thereby, does not and will not: (i) violate any provision of such Seller Party’s or any of such Subsidiaries’ Governing Documents, or any resolution adopted by its board of directors or shareholders (or similar management group); (ii) assuming the receipt of the FERC Approvals and the other actions with respect to any Governmental Body set forth on Schedule 3.2(c), violate or conflict with any provisions of any Legal Requirement or any Order to which such Seller Party, its Subsidiaries or the Book may be subject; (iii) assuming the receipt of all Consents set forth in Schedule 3.2(c), violate, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium (including any consideration, royalties or other amounts to any Third Party in excess of those amounts owed immediately prior to the Closing) to arise or accrue under, any Commodity Transaction; or (iv) result in the creation or imposition of any Encumbrance (including any non-compete, exclusivity obligation or other restriction) except Permitted Encumbrances upon any Transferred Asset or Commodity Transaction, except, with respect to clauses (iii) and (iv) above, as would not have and would not reasonably be expected to have a Book Material Adverse Effect.  Without limiting the generality of the foregoing, each Seller Parent has waived any provision of the Limited Liability Partnership Agreement of the Seller Parties, dated as of April 1, 2008, as amended (including Section 16.3 thereof) that would restrict or be inconsistent with the transactions contemplated hereby.

(c)            Except for the FERC Approvals and the Consents set forth in Schedule 3.2(c), no Consent, approval, authorization of, declaration, filing, or registration with, any Governmental Body (including any Governmental Authorization), stockholder or other Person (whether a Third Party or otherwise) is required to be made or obtained by such Seller Party or any of its Subsidiaries in connection with such Seller Party’s execution, delivery, and performance of this Agreement and, as applicable, such Seller Party’s or such Subsidiaries’, execution and delivery of the Related Agreements or the consummation of the transactions contemplated hereby and thereby, except any Consent, approval, authorization of, declaration, filing, or registration the failure of which to make or obtain would not be material.

Section 3.3.    Title to Assets.

(a)            Sellers or their controlled Subsidiaries collectively have good and marketable title to all of the Transferred Assets, free and clear of any and all Encumbrances except for Permitted Encumbrances and those arising under the Related Agreements.

(b)            There are no Equity Interests or Equity Commitments included in the Transferred Assets or the Assumed Liabilities (other than (i) the Brandywine Interests and (ii) Equity Commitments provided by a Third Party in favor of the Sellers or their respective

Affiliates). Other than the Facility Lease, no interest in real property is included in the Transferred Assets or Assumed Liabilities.

Section 3.4.    Legal Proceedings; Orders.

(a)            Except as set forth in Schedule 3.4(a), there is no pending Proceeding or, to the Knowledge of such Seller Party, threatened material Proceeding, by or against the Seller Parties or the Partnership Companies relating to or affecting the Book or that otherwise would reasonably be expected to delay the transactions contemplated by this Agreement.

(b)            Except as set forth in Schedule 3.4(b), there is no material Order applicable to the Seller Parties or the Partnership Companies or, to the Knowledge of such Seller Party, any other Person affecting the Book (other than orders of general applicability not specific to any of the Partnership, the Partnership Companies, other Persons or the Book) or that otherwise would reasonably be expected to materially delay the transactions contemplated by this Agreement.

(c)            Schedule 3.4(c) sets forth a true and complete list as of the date hereof of all payment disputes with Counterparties under Commodity Transactions included in the Book for which the matter under dispute has a value of $500,000 or greater and in respect of which a written demand for payment has been received.

Section 3.5.    Commodity Transaction Contracts.

(a)            Except as set forth on Schedule 3.5(a):

(i)           with respect to the Structured Transactions, the Seller Parties have made available to the Purchaser accurate and complete execution copies of each Commodity Transaction Contract as of the date hereof and such Commodity Transaction Contracts have not been modified in writing or, in respect of price, quantity, tenor or other material terms, orally or through course of dealing, as of the date hereof;

(ii)           (1) accurate and complete execution copies of each Commodity Transaction Contract (including in respect of any additions, modifications or terminations to Commodity Transactions permitted by Section 7.1) required to be made available to the Purchaser pursuant to Section 7.7(b) will have been made available to the Purchaser in accordance therewith, and in all cases, such Commodity Transaction Contracts have not been modified in writing or, in respect of price, quantity, tenor or other material economic terms, orally or through course of dealing, other than as reflected therein, (2) a Seller or its controlled Subsidiary is a party to each such Commodity Transaction Contract, and (3) subject to Sections 2.4(d) and 7.18, for each Commodity Transaction to which each party is a Seller Party (or Affiliate thereof), the Commodity Transaction Contracts in respect thereof are, or to the extent written Commodity

Transaction Contracts do not yet exist, written Commodity Transaction Contracts will be in effect at the Closing that will be, on arm’s length commercial terms;

(iii)           the Reference Flat Files consist solely of Commodity Transactions that would be included in the Book if the Closing were to have occurred on September 24, 2010 (except for any Non-Conforming Transactions), and the Supplemental Flat Files will, when provided pursuant to Section 7.9(d) and (e), consist solely of the following Commodity Transactions to be included in the Book as of the date of such Supplemental Flat Files: (x) Interim Book Trades entered into on or after September 24, 2010, (y) amendments, modifications, extensions or renegotiations for which the Purchaser has provided its express prior consent or which are permitted by Section 7.1 or (z) such other Commodity Transactions included in the Book pursuant to Section 7.14, which, in each case, shall not include any Excluded Transactions; and

(iv)           with respect to each Commodity Transaction included in the Book, the terms and conditions listed in the Reference Flat Files and the Supplemental Flat Files with respect to the Commodity Transactions do not differ from the terms and conditions contained in the relevant Commodity Transaction Contracts in effect as of the date of such Flat Files in any material respect.

Delivery by Sellers of such copies of the Commodity Transaction Contracts and related information pursuant to this Section 3.5 and of information regarding the identity of the Counterparties thereto, any Counterparty Financial Assurances and all other matters reasonably related thereto do not, and will not, violate, conflict with, result in a breach of, or constitute a default or require the Consent of any Third Party under, any Commodity Transaction or any Legal Requirement applicable thereto.

(b)            Except as set forth in Schedule 3.5(b):

(i)           Each material Commodity Transaction Contract included in the Book is (to the extent entered into on or prior to the date hereof) and will be, as of the Closing, in full force and effect and is (to the extent entered into on or prior to the date hereof) and will be, as of the Closing, a valid and enforceable obligation in accordance with its terms of the applicable Partnership Company or RBS, as the case may be, except (A) as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity) and (B) for any failure to be in full force and effect, valid or enforceable that would not be material;

(ii)           No event or condition exists that constitutes or, after notice or a lapse of time or both, will constitute, a default on the part of the applicable Partnership Company or RBS, as the case may be, under any material Commodity

Transaction Contract included in the Book except for any default that would not be material; and

(iii)           All of the Commodity Transactions entered into on or after September 24, 2010 and included in the Supplemental Flat Files delivered to the Purchaser shall consist of Interim Book Trades, unless otherwise expressly agreed by the Purchaser or permitted by Section 7.1.

(c)            Except for such of the following matters as would not reasonably be expected to be material, and except for the matters set forth on Schedule 3.5(c), to the Knowledge of such Seller Party (i) there are no pending renegotiations of any amounts paid or payable under any Commodity Transaction Contract included in the Book as of the Closing with any Person having the contractual or statutory right to require such renegotiation and (ii) no such Person has made written demand for such renegotiation.

(d)            Except as set forth in Schedule 3.5(d), as of the Closing, (i) RBS, the Partnership or one of their respective Subsidiaries, as the case may be, will have a perfected security interest in any collateral pledged to it under the Structured Transactions, and (ii) no collateral pledged to any Counterparty in respect of the Structured Transactions will secure any Liabilities retained by the Seller Parties following the Closing other than in connection with the Commingled Trades (as defined in the TRS Agreements) under the TRS Agreements.

(e)            As of the Closing, all confirmations comprising the Structured Transactions and Long-dated OTC Transactions included in the Reference Flat Files and Supplemental Flat Files required to be delivered in accordance with and  Section 7.9(d) and (e) will have been made available to the Purchaser and, except for inaccuracies in respect of each such Commodity Transaction that are immaterial individually or in the aggregate, will be accurate, and agree with such Flat Files, as to (i) all economic terms of the underlying trade and provisions that affect such economic terms (including Counterparty name, term, pricing, volume, etc.) in all respects and (ii) all other terms in all material respects.  None of the Seller Parties nor any of their respective Subsidiaries has received notice, pursuant to any letters of credit held by it as performance assurance in respect of the Book, that such letters of credit have expired (in the case of letters of credit which expire following notice) or will otherwise not be honored when presented.

(f)            Schedule 3.5(f) sets forth a complete and accurate list of credit reserves (by amount and Counterparty) that are reflected in the Statement of Reference Book Value.

Section 3.6.    No Book Material Adverse Effect. Except as described in Schedule 3.6, (a) since June 30, 2010, and through the date hereof, the Partnership and the Partnership Companies, as applicable, have conducted the Business to the extent pertaining to the Book in the Ordinary Course of Business and (b) since June 30, 2010, and through the date hereof, there has not been any event or circumstance in respect of the Business to the extent pertaining to the Book which has had or would reasonably be expected to have a Book Material Adverse Effect.

Section 3.7.    Financial Statements. The Seller Parties have made available to the Purchaser a true and complete copy of the Statement of Reference Book Value.  The Statement of Reference Book Value has been prepared in accordance with IFRS and on a basis consistent with the past practice of the Partnership in connection with the preparation of the combined and consolidated balance sheet of the business of the Partnership and the Partnership Companies (including the business of RBS and its Subsidiaries as it pertains thereto) (except for the notes thereto), including the valuation and other conventions and principles thereunder, including the Sellers’ methodologies based on past practice, certain valuation and reserve methodologies, conventions and principles of which are set forth on Schedule 1.1(g).

Section 3.8.    Compliance with Legal Requirements; Governmental Authorizations. Except as set forth on Schedule 3.8, insofar as it affects the Book:

(a)            To the Knowledge of the Seller Parties, the Partnership, the Partnership Companies and, in the case of the Commodity Transactions to which RBS is a party, RBS, are not and have not been in violation of, or failed to comply with, any Legal Requirements (which term for this purpose shall not include Environmental Laws, which are addressed in Section 3.9) applicable to the ownership or operation of the Business, except any such violations or failure that would not have or reasonably be expected to have a Book Material Adverse Effect.

(b)            To the Knowledge of the Seller Parties, as of the date hereof, none of the Partnership, the Partnership Companies or, in the case of the Commodity Transactions to which RBS is a party, RBS, has received any written notice or other notice from any Governmental Body regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement (which term for this purpose shall not include Environmental Laws, which are addressed in Section 3.9) applicable to it in connection with the conduct or operation of the Business, except any such violations or failure to comply that would not have or reasonably be expected to have a Book Material Adverse Effect.

(c)            Each material Governmental Authorization required for the conduct of the Business as conducted on the date hereof: (i) is in full force and effect except where the failure to be so issued and in full force and effect would not have or reasonably be expected to have a Book Material Adverse Effect, (ii) is not subject to any pending or, to the Knowledge of such Seller Party, threatened Proceeding for the purpose of revoking or amending any such Governmental Authorization, except where such revocation or amendment has not had and would not reasonably be expected to have a Book Material Adverse Effect; and (iii) as of the date hereof, none of the Partnership, the Partnership Companies or, in the case of the Commodity Transactions to which RBS is a party, RBS, have received written notice or, to the Knowledge of such Seller Party, other notice from any applicable Governmental Body that (A) any such existing Governmental Authorization will be revoked or (B) any pending application for any such new Governmental Authorization or renewal of any existing Governmental Authorization will be denied except, in each case, where such revocation or denial has not had and would not reasonably be expected to have a Book Material Adverse Effect.

Section 3.9.    Environmental Compliance and Liability.  Except as set forth on Schedule 3.9 or as would not have or reasonably be expected to have a Book Material Adverse Effect:

(a)            Insofar as it affects the Book (i) such Seller Party and the Partnership Companies are, and during the term of applicable statutes of limitations at all prior times were, in compliance with all applicable Environmental Laws, (ii) such Seller Party and the Partnership Companies possess and are in compliance with all Governmental Authorizations under or relating to any material Environmental Law (the “Environmental Permits”), (iii) all applications necessary to renew or obtain any Environmental Permit have been made in a timely fashion so as to allow such Seller Party and the Partnership Companies to continue to operate in compliance with all applicable Environmental Laws as the Business is presently conducted, (iv) to the Knowledge of the Seller Parties, the Partnership Companies do not expect any new or renewed Environmental Permits to include any terms or conditions that would reasonably be expected to have an adverse impact on the Book, and (v) the Seller Parties and the Partnership Companies are in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Environmental Permit, applicable Environmental Laws or contained in any Order issued, entered, promulgated or approved thereunder by any Governmental Body.

(b)            To the Knowledge of the Seller Parties, insofar as it effects the Book, (iv) no Hazardous Material is present in a condition that would reasonably be expected to result in a Liability to such Seller Party or Purchaser under Environmental Law at, and (ii) no Hazardous Material has been disposed of, arranged to be disposed of, released or threatened to be released at or from, any of the properties or facilities related to the Transferred Assets in a manner or condition that would reasonably be expected to result in a Liability under or relating to any Environmental Law. Neither such Seller Party nor any of its Subsidiaries, insofar as it affects the Book, has at any other location disposed of, arranged to dispose of, released or threatened to release any Hazardous Material in a manner or condition that, to the Knowledge of such Seller Party, would reasonably be expected to result in Liability to it under or relating to any Environmental Law.

(c)            Neither such Seller Party nor any of its Subsidiaries, insofar as it would adversely affect the Book, has assumed or provided, and no Contract that would be a Transferred Asset contains, any express environmental indemnity for the benefit of any other Person under or relating to any Environmental Laws, other than indemnities that otherwise would arise as a matter of Legal Requirement in any event.

Section 3.10.    Affiliate Agreements.  Schedule 3.10 sets forth a true, correct and complete list of all written Contracts in effect as of the date hereof that are included in the Book and to which the Sellers or any director, officer, member or other Subsidiary or Affiliate of the Seller Parties will be a party following the Closing (each referred to herein as an “Affiliate Agreement” and collectively the “Affiliate Agreements”).  Except as indicated on Schedule 3.10, each of the Affiliate Agreements was entered into on an arm’s length basis and on terms and conditions that in the aggregate were no less favorable to the Partnership, RBS (in the case of

Commodity Transactions to which RBS is a party) or any Partnership Company than could reasonably have been obtained from unrelated Persons.

Section 3.11.    Material Financial Support Arrangements.  Schedule 3.11 contains a complete list as of the date hereof of all of the guarantees, letters of credit, comfort letters, “keep whole” agreements, bonds or other financial security arrangements or other credit support arrangements of any type or kind whatsoever, whether or not accrued, absolute, contingent or otherwise (“Financial Support Arrangements”) under which any Seller Party or Partnership Company is obligated or would reasonably be expected to be obligated in respect of the Long-dated OTC Transactions or the Structured Transactions for an amount in excess of $5,000,000 (which shall include, for the avoidance of doubt, any Financial Support Arrangements that are not limited in amount), and the amount of each (including any amount drawn) as of September 23, 2010, in each case to the extent such Financial Support Arrangements have been provided to or for the benefit of any creditor or Counterparty in respect of the Long-dated OTC Transactions or the Structured Transactions.

Section 3.12.    Transferred Books and Records. To the Knowledge of such Seller, all Transferred Books and Records and Acquired Data (excluding all Contracts) are accurate and complete in all material respects and are maintained in all material respects in accordance with good business practices and all applicable Legal Requirements. The Partnership and the Partnership Companies with respect to the Transferred Books and Records and Acquired Data (and, solely with respect to Transferred Books and Records and Acquired Data to the extent relating to the Commodity Transactions to which RBS is a party, RBS and its Subsidiaries) maintain appropriate and sufficient systems of internal accounting controls.

Section 3.13.    Inventory. Schedule 3.13 sets forth a true and complete list of Commodity Inventories, as of August 31, 2010 and, subject to revision as provided in Section 7.9(c), as of the last day of the second calendar month preceding the Closing Date.

Section 3.14.    Brokers or Finders. No Seller Party, any Subsidiary of such Seller Party or any of their respective Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the transactions contemplated hereby for which the Purchaser or any of its Affiliates could be liable.

Section 3.15.    Brandywine. Each Seller Party hereby makes the representations and warranties of such Seller Party set forth in Exhibit D to the extent set forth thereon.

Section 3.16.    No Other Representation. Except for the representations and warranties contained in this Article III, none of the Seller Parties or any other Person acting on behalf of the Seller Parties or their Affiliates makes any representation or warranty, express or implied, regarding the Seller Parties or any of their Affiliates.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in the disclosure letter delivered by the Purchaser to the Seller Parties on or prior to the date hereof (the “Purchaser Disclosure Letter”), the Purchaser hereby makes to the Seller Parties, as of the date hereof and for purposes of Section 9.3(a) as of the Closing Date, each of the representations and warranties contained in this Article IV; provided, that the Parties agree that disclosure of any item in any section or subsection of the Purchaser Disclosure Letter shall also be deemed disclosed with respect to any other section or subsection to which the relevance of such item is readily apparent.

Section 4.1.      Organization and Good Standing. The Purchaser is duly organized, validly existing and in good standing under the laws of Delaware, with full corporate, partnership or similar power and authority to conduct its business as it is now being conducted.

Section 4.2.      Enforceability; Authority; No Conflict.

(a)            This Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).  Upon the execution and delivery by the Purchaser of the Related Agreements to which each is a party, each of such Related Agreements will constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer or similar laws affecting the enforcement of creditors’ rights generally and general principles of equity (whether considered in a proceeding at law or in equity).  The Purchaser has the requisite right, power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party, and to perform its obligations and consummate the transactions contemplated hereby and thereby, and such action has been duly authorized by all necessary corporate action.

(b)            The execution, delivery and performance by the Purchaser of this Agreement or any of the Related Agreements to which it is a party, and the consummation of the transactions contemplated hereby or thereby, does not and will not:  (i) violate any provision of the Governing Documents of the Purchaser or its Subsidiaries, or any resolution adopted by the board of directors or shareholders (or similar management group) of the Purchaser or its Subsidiaries; (ii) assuming the receipt of the FERC Approvals and the other actions with respect to a Governmental Body set forth on Schedule 4.2(c), violate or conflict with any provisions of any Legal Requirement or any Order to which the Purchaser or its Subsidiaries may be subject; or (iii) assuming the receipt of all Consents set forth in Schedule 3.2(c) and Schedule 4.2(c), violate, conflict with, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any Contract to which the Purchaser or any of its Subsidiaries is a party or by which any of them is bound or to which any of their respective properties or assets is subject, except, with respect to clause (iii) above, as would not constitute a Purchaser Material Adverse Effect.

(c)            Except for the FERC Approvals and the Consents set forth in Schedule 3.2(c) and Schedule 4.2(c), and subject to the Seller Parties’ representations and warranties in Section 3.13 being true and correct in all material respects, no material Consent, approval, authorization of, declaration, filing, or registration with, any Governmental Body (including any Governmental Authorization), stockholder or other Person (whether a Third Party or otherwise) is required to be made or obtained by the Purchaser or any of its Subsidiaries in connection with the execution, delivery, and performance of this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby and thereby.

(d)            Except as set forth on Schedule 4.2(d), the Purchaser or, to the extent applicable, an Affiliate thereof (i) is a party to all necessary enabling agreements and otherwise capable of transacting, including transportation and storage, on all of the pipelines and, as applicable, storage facilities necessary to move gas to and from the locations set forth on Schedule 7.2(b) and (ii) is a member of each energy ISO/RTO set forth on Schedule 7.2(b).

Section 4.3.      Legal Proceedings.  There is no pending Proceeding or, to the Knowledge of the Purchaser, threatened material Proceeding, by or against the Purchaser that could reasonably be expected to prevent, materially delay, make illegal or otherwise materially interfere with, any of the transactions contemplated hereby.

Section 4.4.      Available Funds.  The Purchaser will have available to it at the Closing all funds necessary for its payments required under this Agreement, including those payments required by Article II hereof.

Section 4.5.      Bank Holding Company Act Status.  The Guarantor is a financial holding company under the Bank Holding Company Act of 1956, as amended, and the Purchaser is not aware of any contemplated or threatened change (by the Guarantor or by any Governmental Body) to that status.

Section 4.6.      Brokers or Finders.  None of the Purchaser or its Subsidiaries or any of their Representatives has incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the transactions contemplated hereby for which the Seller Parties, the Partnership or the Partnership Companies could be liable.

Section 4.7.      No Other Representation.  Except for the representations and warranties contained in this Article IV, neither the Purchaser nor any other Person acting on behalf of the Purchaser makes any representation or warranty, express or implied, regarding the Purchaser or any of its Subsidiaries.

ARTICLE V

CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATION TO CLOSE

Section 5.1.    Conditions to the Obligations of the Purchaser.  The obligation of the Purchaser to purchase the Transferred Assets, assume the Assumed Liabilities and enter into the TRS Agreements, the Mirror Trades and the Specified Transaction and to take the other actions required to consummate the transactions provided for in this Agreement is subject to the satisfaction, as of the Closing, of the following conditions (any of which may be waived in whole or in part in a writing signed by the Purchaser):

(a)            FERC Gas Waivers.  The FERC Gas Waivers shall have been obtained without the imposition of any Burdensome Condition and shall be in full force and effect and not be subject to any unfulfilled conditions to their effectiveness except to the extent the condition (other than any Burdensome Condition) is required by its terms to be effected following the Closing.

(b)            No Prohibition.  No Governmental Body shall have (i) issued an order or injunction that is in effect and prohibits the transactions contemplated by this Agreement or (ii) enacted, issued, promulgated, enforced or entered any Legal Requirement that is then in force and has the effect of making illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated by this Agreement.

(c)            Representations and Warranties.  Each of the representations and warranties of the Seller Parties:

(i)           set forth in Sections 3.1, 3.2(a), 3.2(b)(i), 3.2(b)(ii), 3.2(b)(iv), 3.3(a), 3.6, 3.7 and 3.14 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on such dates (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations need only be true and correct on and as of such earlier date); and

(ii)           set forth in Article III and not referenced in clause (i) above, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on such dates (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations need only be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, would not have or be reasonably expected to have a Book Material Adverse Effect (determined without regard to any materiality, materially, material respects, material adverse effect, Book Material Adverse Effect or similar materiality qualifiers set forth therein (other than with respect to the Retained Materiality Representations)).

(d)            Covenants.  The covenants and agreements of the Seller Parties to be performed or complied with prior to the Closing shall have been duly complied with (or any nonperformance shall have been cured and any Damages attributable thereto shall have been remedied) in all material respects.

(e)            Certificate.  The Purchaser shall have received a certificate, signed by a duly authorized officer of each of the Seller Parties and dated as of the Closing Date confirming that the conditions set forth in Sections 5.1(c) and 5.1(d) have been satisfied.

(f)            Related Agreements.  Each of the Related Agreements shall have been executed and delivered by each of the Seller Parties or their Subsidiaries, as applicable.

(g)            VAR.  On the trading day immediately preceding the Closing Date, VAR shall not exceed ***  dollars ***, except to the extent exceeding such amount solely as a result of market volatility and not as a result of any Seller or Subsidiary thereof having (a) entered into new Commodity Transactions not included in the Reference Flat Files that constitute Interim Book Trades or that are included in the Book pursuant to Section 7.14, or (b) amended, modified, renegotiated, extended or terminated a Commodity Transaction that was included in the Reference Flat Files as permitted by Schedule 1.1(c) or Section 2.3(c)(ii).

Section 5.2.    Frustration of Closing Conditions.  The Purchaser may not rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by a material breach of this Agreement by the Purchaser.

ARTICLE VI

CONDITIONS PRECEDENT TO THE SELLER PARTIES’ OBLIGATION TO CLOSE

Section 6.1.    Conditions to the Obligations of the Sellers.  The obligation of the Seller Parties to sell the Transferred Assets, assign the Assumed Liabilities and enter into the TRS Agreements, the Mirror Trades and the Specified Transaction and to take the other actions required to consummate the transactions provided for in this Agreement is subject to the satisfaction, as of the Closing, of each of the following conditions (any of which may be waived in whole or in part in a writing signed by both RBS and Sempra Energy):

(a)            FERC Gas Waivers.  The FERC Gas Waivers shall have been obtained without the imposition of any Burdensome Condition and shall be in full force and effect and not be subject to any unfulfilled conditions to their effectiveness except to the extent the condition (other than any Burdensome Condition) is required by its terms to be effected following the Closing.

(b)            No Prohibition.  No Governmental Body shall have (i) issued an order or injunction that is in effect and prohibits the transactions contemplated by this Agreement or (ii) enacted, issued, promulgated, enforced or entered any Legal Requirement that is then in force

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

and has the effect of making illegal or otherwise preventing or prohibiting the consummation of the transactions contemplated by this Agreement.

(c)            Representations and Warranties.  The representations and warranties of the Purchaser set forth in Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on such dates (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall be true and correct on and as of such earlier date), in each case without regard to any references to materiality, materially, material respects, material adverse effect, Purchaser Material Adverse Effect, or similar materiality qualifiers set forth therein, except, in each case, where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, would not have a Purchaser Material Adverse Effect.

(d)            Covenants.  The covenants and agreements of the Purchaser to be performed or complied with at or prior to the Closing shall have been duly performed or complied with (or any nonperformance shall have been cured and any Damages attributable thereto shall have been remedied) in all material respects.

(e)            Certificate.  The Seller Parties shall have received a certificate, signed by a duly authorized officer of the Purchaser and dated as of the Closing Date confirming that the conditions set forth in Section 6.1(c) and Section 6.1(d) have been satisfied.

(f)            Related Agreements. Each of the Related Agreements shall have been executed and delivered by the Purchaser or its Subsidiaries, as applicable.

Section 6.2.    Frustration of Closing Conditions.  None of the Seller Parties may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by a material breach of this Agreement by any of the Seller Parties.

ARTICLE VII

COVENANTS

Section 7.1.    Conduct of the Business.  Except: (a) as set forth on Schedule 7.1(a), (b) as required by Legal Requirement, (c) as required (including by virtue of being an express condition to the Closing) or explicitly permitted by the terms of this Agreement, (d) any action permitted in Schedule 1.1(c) or (e) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed), from and after the date hereof until the Closing, the Seller Parties shall (and shall cause their respective Subsidiaries, including the Partnership Companies, to) operate the Business to the extent pertaining to the Book in the Ordinary Course of Business, taking into account the fact that the trading books and businesses of the Partnership and its Subsidiaries other than the Business are part of a sale of businesses process. Notwithstanding the foregoing, prior to the Closing the Seller Parties shall not (and shall cause their respective Subsidiaries not to), except (i) in respect of a Counterparty Credit Risk Trade, (ii) as required by Legal Requirement, (iii) as permitted by Schedule 1.1(c), (iv) any De

Minimis Action or Non-Credit Related Amendment, (v) as contemplated by Section 7.18, or (vi) solely in respect of any Structured Transaction, to the extent that the Seller Party that is a party thereto determines in good faith it is necessary or appropriate in connection with the management of its credit risk (a “Structured Risk Reducing Trade”), sell, transfer, amend, modify, extend, renegotiate or terminate any Exchange Transaction, OTC Transaction or Structured Transaction without the express prior consent of the Purchaser (which consent may be withheld in the sole discretion of the Purchaser); provided, that such Counterparty Credit Risk Trade or Structured Risk Reducing Trade shall, in each case, be deemed an Excluded Asset hereunder and its removal from the Book shall be reflected in the Supplemental Flat Files unless (a) such Counterparty Credit Risk Trade or Structured Risk Reducing Trade is an Interim Book Trade or (b) such Counterparty Credit Risk Trade or Structured Risk Reducing Trade is included in the Book pursuant to Section 7.14.

Section 7.2.    Filings; Reasonable Best Efforts to Close.

(a)            The Seller Parties and the Purchaser shall (and shall cause their respective Subsidiaries to), as soon as reasonably practicable and, in the case of the FERC Approvals, in no event more than fifteen (15) Business Days following the date hereof (subject to the Seller Parties timely providing all information reasonably required by the Purchaser in respect of the Book or Business), prepare and file with each applicable Governmental Body requests for, or notices with respect to, such Governmental Authorizations as may be necessary for the consummation of the transactions contemplated hereby and by the Related Agreements in accordance with the terms of this Agreement and the Related Agreements, including the FERC Approvals and any additional Governmental Authorizations deemed advisable by the Purchaser. The Seller Parties and the Purchaser shall (and shall cause their respective Subsidiaries to) diligently pursue and use their reasonable best efforts to obtain such Governmental Authorizations and will cooperate with each other in seeking such Governmental Authorizations.  Until the Closing Date (and, in respect of any Governmental Authorizations required in connection with a Tail Book Asset, until the Transfer Date of such Tail Book Asset), the Seller Parties and the Purchaser shall (and shall cause their respective Subsidiaries to), as promptly as practicable, (i) provide such information and communications to any such Governmental Body or other Persons as such Governmental Body or other Persons may reasonably request in connection with the activities listed in this Section 7.2(a) and (ii) provide reasonable cooperation to the other Parties in connection with the performance of their obligations under this Section 7.2(a). The Parties will promptly notify each other when any such Governmental Authorizations or related filing or notice referred to in this Section 7.2(a) is obtained, taken, made, or given, as applicable, and will keep each other reasonably and promptly informed as to the progress of any such actions.

(b)            Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (except to the extent a different standard is expressly provided for in this Agreement) to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, (i) the Purchaser shall, and, to the extent applicable, shall cause its Subsidiaries to, use their reasonable best efforts for the Purchaser, prior to the Closing and to the extent required to Transfer and manage any Transferred Assets to (x) enter into and maintain in effect all necessary enabling agreements and otherwise be capable of transacting, including transportation and storage, on all of the pipelines and, as applicable, storage facilities necessary to move gas to and from the locations set forth on Schedule 7.2(b) until all such Transfers are complete, and (y) become a member of each energy ISO/RTO set forth on Schedule 7.2(b) and maintain in effect all such memberships until all such Transfers are complete and (ii) SET shall use its reasonable best efforts to enter into each of the Municipal Amendments prior to the Closing. Notwithstanding the foregoing, nothing in this Agreement shall require the Seller Parties or any of their Affiliates to (or to agree to) pay Cash or give any other material consideration to a Third Party to obtain the Consent or other action of any Governmental Body or other Person in connection with the transactions contemplated by this Agreement or any Related Agreements.

(c)            Nothing in this Agreement shall be deemed to require the Purchaser or its Affiliates to, and the Seller Parties (in respect of the Business) shall not, except as expressly permitted under Section 2.3(c)(ii) or Section 7.1, agree without the Purchaser’s consent to, any sale, divestiture or other disposition of Equity Interests or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their respective businesses or to own or exercise control of such Equity Interests, businesses, assets or properties if such actions reasonably would be expected to have a material adverse effect on (i) the Book, taken as a whole, or (ii) the operations of the business of the Purchaser and its Affiliates (taking into account the Transfer of the Transferred Assets and the Assumed Liabilities and the entering into of the TRS Agreements, the Mirror Trades and the Specified Transaction), assuming for purposes of this determination that the Purchaser and its Affiliates (as so defined) are of equivalent size to the Business, taken as a whole (any such sale, divestiture, disposition, or limitation, a “Burdensome Condition”).

Section 7.3.    Transfer Taxes.  Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be borne fifty percent (50%) by the Purchaser and fifty percent (50%) by the Seller Parties.  The Parties shall, and shall cause their Subsidiaries to, cooperate in timely making all filings, Tax Returns, reports and forms as may be required to comply with the provisions of applicable Tax Laws relating to such Transfer Taxes.  For purposes of this Agreement, “Transfer Taxes” shall mean all transfer, sales, use, stamp duty, stamp duty reserve tax, stamp duty land tax, documentary, registration and other such taxes (including all applicable real estate transfer taxes).  “Transfer Taxes” shall also include interest and penalties, provided, that any interest and penalties that arise due to the unreasonable delay or default of one of the Parties shall be borne entirely by the relevant Party. The Parties shall take all commercially reasonable steps to minimize Transfer Taxes and agree to cooperate to minimize the Transfer Taxes due in connection with this Agreement and the transactions contemplated hereby.

Section 7.4.    Confidentiality; Retention of and Access to Records.

(a)            From the Closing Date until the seventh (7th) anniversary thereof, the Seller Parents shall (and shall cause their respective Subsidiaries to) retain those Books and Records relating to the Business in connection with operations of the Business prior to the Closing Date (other than the Transferred Books and Records)) and shall provide the Purchaser, its Subsidiaries and their respective Representatives reasonable access to inspect and copy such Books and Records (other than Books and Records relating to Taxes, access to which is governed exclusively by Section 10.3), during normal business hours and on reasonable notice, for any reasonable business purpose, including to enable them to prepare financial statements or tax returns, respond to tax audits or as they may otherwise reasonably request, except to the extent that furnishing any such information or data would violate any Legal Requirement or Order.

(b)            From and after the date hereof until the fourth (4th) anniversary of the date hereof, each of the Seller Parties shall (and shall cause their respective Subsidiaries to) treat as confidential and shall safeguard any and all information, knowledge and data (other than historical financial reporting information) relating to the Business to the extent pertaining to the Book, except solely to the extent that such information, knowledge and data relates to the Excluded Assets or Retained Liabilities (the “Acquired Confidential Information”), in each case in their respective possession by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as such Seller Parties used with respect thereto prior to the date hereof.  The Parties agree that any Seller Party may only disclose Acquired Confidential Information (i) to the extent counsel to such Seller Party advises that disclosure is required to comply with Legal Requirements (provided that such Seller Party shall provide prior written notice to the Purchaser of such disclosure (unless prohibited by any Legal Requirement) as promptly as practical under the circumstances and shall seek (other than with respect to securities laws or stock exchange rules) to limit any such disclosure and to protect from public disclosure by way of protective order or otherwise, in each case, to the extent permitted by Legal Requirements), and (ii) to its directors, officers, employees, agents and professional advisers who reasonably need to know such information for purposes of this Agreement or any Related Agreement or any other purposes expressly contemplated hereby or thereby (provided that such Seller Party shall instruct any such director, officer, employee, agent or professional to keep such information confidential in accordance with this Agreement). In no event shall any Seller Party use, or permit any other Person to use, the Acquired Confidential Information for any purpose other than as expressly contemplated under this Agreement or any Related Agreement.

(c)            From and after the date hereof until the fourth (4th) anniversary of the date hereof, the Purchaser shall (and shall cause its Subsidiaries to) treat as confidential and shall safeguard any and all information, knowledge or data relating to the business of the Seller Parties and their respective Affiliates that is not Acquired Confidential Information (“Seller Confidential Information”), in each case, that has become known or becomes known to the Purchaser as a result of the transactions contemplated hereby except as otherwise agreed to by the Sellers in writing by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as the Purchaser uses with respect to their own information, knowledge and data. The

Parties agree that the Purchaser may disclose Seller Confidential Information (i) to the extent counsel to the Purchaser advises that disclosure is required to comply with Legal Requirements (provided that the Purchaser shall provide prior written notice to the Seller Parties of such disclosure (unless prohibited by any Legal Requirement) as promptly as practical under the circumstances and shall seek (other than with respect to securities laws or stock exchange rules) to limit any such disclosure and to protect from public disclosure by way of protective order or otherwise, in each case, to the extent permitted by Legal Requirements), and (ii) to its directors, officers, employees, agents and professional advisers who reasonably need to know such information for purposes of this Agreement or any Related Agreement or any other purposes expressly contemplated hereby or thereby (provided that the Purchaser shall instruct any such director, officer, employee, agent or professional to keep such information confidential in accordance with this Agreement).  In no event shall the Purchaser use, or permit any other Person to use, the Seller Confidential Information for any purpose other than as expressly contemplated by this Agreement or any Related Agreement.

(d)            The Parties acknowledge that the confidentiality obligations set forth in this Section 7.4 shall not extend to information, knowledge and data that (i) is or becomes publicly available through no act or omission of a Party owing a confidentiality obligation imposed by this Section 7.4 in respect of such information, knowledge and data (a “Receiving Party”), (ii) is or becomes available to a Receiving Party on a non-confidential basis from a source other than the Party to which such information, knowledge and data relates; provided, that the source of such information, knowledge and data was not known to the Receiving Party to be bound by confidentiality obligations to the Party to which such information, knowledge and data relates, or (iii) the Receiving Party can establish that it independently developed such information, knowledge and data without reference to information, knowledge and data provided to such Receiving Party in connection with the transactions contemplated hereby.

(e)            After the seventh (7th) anniversary of the Closing Date (or such later date as may be required under Legal Requirements applicable to the Purchaser, the Partnership or any of their Subsidiaries), the Seller Parties or their respective Subsidiaries may elect to destroy any Books and Records described in Section 7.4(a), upon thirty (30) days’ prior written notice of such determination being given to the Purchaser; provided, that at the request (made prior to the end of such thirty-day period) and expense of the Purchaser, the Seller Parties or their respective Subsidiaries (as applicable) shall deliver such Books and Records to the Purchaser in lieu of destroying them.  The Purchaser shall (and shall cause its Subsidiaries to), prior to the seventh (7th) anniversary of the Closing Date or thereafter during the effective term of the requirements under this Section 7.4(e), advise the Seller Parties as to the Legal Requirements referred to in the immediately preceding sentence.  Notwithstanding anything in this Section 7.4(e), the Seller Parties shall only be required to deliver to the Purchaser the portions of such Books and Records that relate to the Book and may redact any statements or other information on the portions of such Books and Records that do not relate to the Book.

(f)            From the Closing Date until the seventh (7th) anniversary thereof, the Purchaser shall (and shall cause its Subsidiaries to) provide the Seller Parties and their respective Subsidiaries and their Representatives reasonable access to inspect and copy the Transferred

Books and Records (other than books and records relating to Taxes, access to which is governed exclusively by Section 10.3) in respect of matters relating to or affected by operations of the Business prior to the Closing Date, for any reasonable business purpose, or to enable them to prepare financial statements or tax returns, respond to tax audits or as they may otherwise reasonably request, except to the extent that furnishing any such information or data would violate any Legal Requirement or Order.  Any such access shall be during normal business hours and on reasonable notice, and shall only apply to the extent that furnishing any such information or data would not violate any Legal Requirement or Order (except that, with respect to the immediately preceding sentence, the Parties shall use commercially reasonable efforts to remove any such restriction or otherwise share such information in a manner that does not violate the relevant Legal Requirement or Order).

(g)            In the event that the Seller Parties discover or are aware of any computer, word processor or data storage device that is part of the Excluded Assets contains any Acquired Confidential Information, subject to applicable Legal Requirements, the Seller Parties will use commercially reasonable efforts to expunge or delete such information except to the extent and only for so long as, such information (xx) is being used by such Seller Party in a manner expressly contemplated by the Related Agreements or (xxi) is being retained by the legal department provided such Seller Party maintains the confidentiality of such information in accordance with Section 7.4(b) for so long as such information is retained.

Section 7.5.    Further Assurances.

(a)            The Parties shall (and shall cause their respective Subsidiaries to) cooperate reasonably with each other and with their respective Representatives in connection with their respective obligations under this Agreement, and, subject to Legal Requirements (including, for the avoidance of doubt, Legal Requirements regulating the sharing of information by banking institutions), shall furnish to each other such further information as the other Parties may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

(b)            Subject to the terms and conditions of this Agreement and to the extent applicable, any Related Agreements, at any time or from time to time after the date of this Agreement, at any Party’s reasonable request and without further consideration, each Party shall do all acts and things as may be reasonably necessary and are within its control to carry out the intent of this Agreement and the Related Agreements, including executing and delivering further instruments of sale, transfer, conveyance, assignment, novation, confirmation or other documents that may be reasonably required, and providing additional materials and information related thereto.

(c)            Without limiting the generality of the foregoing, prior to the Closing the Seller Parties shall cooperate with the Purchaser’s reasonable requests in transition and integration planning for the Book (including with respect to regulatory matters), subject to the Non-Disclosure Agreement and compliance with applicable Legal Requirements and with each Party bearing its own expenses related thereto, except that the Purchaser shall reimburse the

Sellers for any expenses necessary to accommodate the specific needs of the Purchaser, provided, that the Sellers consult with the Purchaser prior to incurring any such expenses.

Section 7.6.   Intellectual Property.  The Purchaser agrees that, other than the Acquired Data and any copyrights in the Transferred Books and Records, the Purchaser will have no right, title or interest in or right to use any Intellectual Property owned by any Seller or its Affiliates by virtue of any of the transactions contemplated by this Agreement or the Related Agreements. For the avoidance of doubt, all Intellectual Property owned by any Seller or its Affiliates, other than the Acquired Data and any copyrights in the Transferred Books and Records, shall be considered “Excluded Assets” for purposes of Section 2.1(c) of this Agreement.

Section 7.7.    Access to Information.

(a)            Prior to Closing, the Seller Parties shall (and shall cause their Subsidiaries to), subject to the Non-Disclosure Agreement, (i) permit the Purchaser and its Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere with the normal operations, to all premises, properties, personnel, accountants, Transferred Books and Records, Acquired Data, contracts and documents of the Business to the extent pertaining to the Book; (ii) furnish to the Purchaser and its Representatives all such information and data of the Business to the extent pertaining to the Book as the Purchaser or its Representatives reasonably may request in connection with their review of information in accordance with this Section 7.7, in each case except to the extent that such information is subject to attorney-client privilege or furnishing any such information or data would violate any Legal Requirement or Order applicable to the Seller Parties or any of their Affiliates or by which any of the Transferred Assets or Short-dated OTC Transactions are bound; provided, that the Seller Parties shall (and shall cause their controlled Affiliates to) use commercially reasonable efforts to remove any limitation or restriction on access to the Purchaser and its Representatives. Notwithstanding anything in this Section 7.7, subject to Section 7.2 and Section 10.3, (a) the Seller Parties shall not be required to (i) permit access to or furnish Tax Returns, books, records, contracts, documents, information or data relating to Taxes or (ii) prepare information or reports that are not produced in the Ordinary Course of Business of the Business (including in a form other than in the form produced in the Ordinary Course of Business of the Business) and (b) where information relating to the Book is commingled with books, records or other information unrelated thereto, the Seller Parties may redact copies of such information to eliminate such unrelated information.

(b)            The Seller Parties shall (and shall cause their Subsidiaries to), subject to the Non-Disclosure Agreement, make available to the Purchaser (i) no later than ten (10) Business Days after the date hereof, complete and accurate copies of all (1) Commodity Transaction Contracts, (2) “know your client” information, (3) confirmations and (4) master agreements ((1)-(4), collectively, the “Pre-Closing Data”) with respect to each Commodity Transaction included in the Reference Flat Files (to the extent such Commodity Transaction Contracts have not been made available as of the date hereof) and (ii) no later than the date that is ten (10) Business Days after the date referred to in clause (i) above and thereafter every ten (10) Business Days (unless such date would be less than ten (10) Business Days prior to the Closing

Date, in which case such delivery shall be made on the fifth (5th) Business Day prior to the Closing Date), complete and accurate copies in effect as of the date that is five (5) Business Days prior to the date such copies are to be made available, of all Pre-Closing Data, in each case, in respect of each Commodity Transactions included in each Supplemental Flat Files delivered or required to be delivered to the Purchaser pursuant to this Agreement (including (x) each Interim Book Trade, (y) each amendment, modification, extension or renegotiation of a Commodity Transaction for which the Purchaser has provided its express prior consent or which is permitted by Section 7.1 and (z) such other Commodity Transaction included in the Book pursuant to Section 7.14); provided, that, notwithstanding the terms of the Non-Disclosure Agreement, the Purchaser may use the information described in this Section 7.2(b) as necessary to consummate the transactions contemplated by this Agreement, including those described in Section 2.3(b).

(c)            To the extent any Transferred Books and Records have not been delivered to the Purchaser pursuant to Section 2.9 hereof, the Seller Parties shall (and shall cause their Subsidiaries to) permit the Purchaser and its Affiliates, their respective Representatives and any Governmental Body responsible for oversight of the Purchaser or its Affiliates to have full access (which in the case of a Governmental Body shall mean any access required by such Governmental Body) to inspect and copy such Transferred Books and Records.

Section 7.8.    Other Agreements.  The Purchaser and the Seller Parties will, and will cause their respective Subsidiaries to, enter into, at or prior to the Closing, each of the Related Agreements to which they are a party.

Section 7.9.    Notices of Certain Events.

(a)            Prior to the Closing, each of the Seller Parties, on the one hand, and the Purchaser, on the other hand, shall (and shall cause their Subsidiaries to) promptly notify each other of:

(i)           any written notice or other written communication from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Related Agreements; and

(ii)           any material written notice or other material written communication to or from any Governmental Body in connection with the transactions contemplated by this Agreement or the Related Agreements.

(b)            Prior to the Closing, the Seller Parties shall (and shall cause their Subsidiaries to) promptly notify (and consult to the extent reasonably practicable with) the Purchaser regarding any material disputes (including litigation or written notice threatening litigation) with Counterparties to Commodity Transactions involving alleged damages, or loss or diminution of Net Trading Revenue in excess of $500,000 (five hundred thousand dollars) per applicable Commodity Transaction (or series of related Commodity Transactions with the same or related Counterparties).

(c)            The Sellers shall provide to the Purchaser two (2) Business Days prior to the Closing an updated Schedule 3.13 as of the most recent calendar month for which data is then available.

(d)            Prior to the Closing, Sellers shall provide to the Purchaser, (i) on the last Business Day of each week (or, if such date would be less than five (5) Business Days prior to the Closing Date, on the date that is five (5) Business Days prior to the Closing Date), any changes in the net book value of the Commodity Transactions that comprise the Book, together with Flat Files consisting solely of (x) all Interim Book Trades, (y) all amendments, modifications, extensions, renegotiations and terminations to any Commodity Transactions permitted pursuant to Section 7.1, and (z) such other Commodity Transactions included in the Book pursuant to Section 7.14, in each case as of such date and (ii) on the last Business Day of each month, the reserves related to the Commodity Transactions that comprise the Book.  Such Flat Files shall only reflect additions, amendments, modifications, extensions, renegotiations and terminations to Commodity Transactions that are expressly permitted pursuant to this Agreement.

(e)            The Sellers shall provide to the Purchaser Flat Files ten (10) Business Days after the Closing Date, which Flat Files shall consist solely of (x) all Interim Book Trades, (y) all amendments, modifications, extensions, renegotiations and terminations to any Commodity Transactions permitted pursuant to Section 7.1, and (z) such other Commodity Transactions included in the Book pursuant to Section 7.14, in each case, as of the Closing. Such Flat Files shall only reflect additions, modifications and terminations to the Commodity Transactions that are expressly permitted pursuant to this Agreement.

(f)            As promptly as practicable following the date of this Agreement, and in no event later than twenty (20) Business Days after the date of this Agreement, the Purchaser shall deliver to the Sellers a notice setting forth its good faith determination of those Commodity Transactions included in the Reference Flat Files that (a) were not included in the June Flat Files,(b) would not have constituted Interim Book Trades had such Commodity Transactions been entered into after the date hereof, (c) have a final delivery period or final calculation period expiring, in each case, on or after December 1, 2010, and (d) the Purchaser has reasonably determined should be valued using price curves not employed for valuation of any of the Commodity Transactions that were included in the June Flat Files (“Non-Conforming Transactions”). In the event that the Purchaser does not provide the notice specified in the foregoing sentence on or prior to the date that is twenty (20) Business Days after the date of this Agreement, then the Reference Flat Files shall be deemed to contain no Non-Conforming Transactions.

(g)            The Purchaser shall use its good faith efforts to notify the Seller Parents within ten (10) Business Days following the receipt of any Supplemental Flat Files delivered to the Purchaser pursuant to Section 7.9(d) or (e) of its determination that any of the Commodity Transactions contained therein are not (x) Interim Book Trades or (y) amendments, modifications, extensions, renegotiations and terminations to any Commodity Transactions permitted pursuant to Section 7.1; provided, that the Purchaser’s failure to so notify the Seller

Parents shall not result in the inclusion of any Commodity Transactions in the Book not otherwise required to be included pursuant to this Agreement.

(h)            As soon as reasonably practicable after the date hereof and prior to the Closing Date, the Seller Parties shall provide the Purchaser with the reports and information set forth on Schedule 7.9(h) as and when required therein.

Section 7.10.    Cooperation.

(a)            In the event and for so long as any Party actively is contesting or defending any Proceeding by a Third Party (and to which none of the other Parties is a party having an interest adverse to that of such Party) in connection with any transaction contemplated under this Agreement or any Related Agreements at the reasonable request of such Party to any other Party, the requested Party shall, and shall cause its Subsidiaries and controlled Affiliates to, cooperate reasonably with the requesting Party and its counsel in the contest or defense of such Third-Party Claim, reasonably cooperate with requests to make available its personnel and provide reasonable access to its books and records during normal business hours (subject to appropriate confidentiality protections) as shall be reasonably necessary in connection with such contest or defense.  This Section 7.10(a) shall not apply to any Third-Party Claim to which Section 9.5(c) applies.

(b)            At the reasonable request of any Party, the other Party shall, and shall cause its Subsidiaries and controlled Affiliates to, cooperate reasonably with the requesting Party and its accountants in (i) the preparation of any financial statements or tax returns and (ii) the response to or conduct of any tax audit or other audit (including by making available its personnel and providing testimony and reasonable access to its books and records during normal business hours, subject to appropriate confidentiality protections, as may be reasonably requested by such Party in connection therewith).

(c)            In the case of each of clause (a) and (b), the requesting Party shall pay the reasonable expenses incurred in providing such cooperation (including legal fees and disbursements) by the Party providing such cooperation and by its officers, directors, employees and agents.

(d)            The Purchaser, at its own discretion and sole expense, may order a preliminary title report from a nationally recognized title company (the “Title Company”) with respect to the Brandywine Site.  Sellers shall, and shall cause the Partnership and the Partnership Companies to use commercially reasonable efforts in cooperating with the Purchaser and the Title Company in connection with the compilation, review and examination of title to the Brandywine Site and in connection with the Purchaser’s efforts to obtain a title insurance policy pursuant thereto, including by providing customary affidavits and other similar instruments as are reasonably and customarily required by the Title Company for (i) issuance of a non-imputation endorsement and (ii) the deletion of any standard or printed exceptions, in any title insurance policy issued pursuant thereto, that are customarily deleted by virtue of a seller delivering such instruments in commercial real estate transactions of a similar nature in the state in which the Brandywine Site is located. Such cooperation by Sellers and the Partnership shall include providing the Purchaser and the Title Company copies of, with respect to the Brandywine Site, reasonably requested existing surveys or maps and existing title insurance policies.

Section 7.11.    Credit Support Replacement.

(a)            With respect to the Long-dated OTC Transactions and the Structured Transactions, from the date of this Agreement until completed, the Purchaser shall use its reasonable best efforts (without the obligation to pay any additional amounts, renegotiate collateral or credit terms in a manner adverse to the Purchaser or to amend material terms in a manner that would be adverse to the Purchaser or otherwise out of the ordinary course in the marketplace in any material respect), and each Seller Party shall use its reasonable best efforts (without the obligation to pay any additional amounts or do anything adverse to such Seller Party) to assist the Purchaser, to procure that the Partial Replacement Actions shall occur with respect to all Financial Assurances in connection with an obligation of any Person who is a Seller or an Affiliate of a Seller immediately prior to the Closing in respect of the Book (or any Financial Assurances which otherwise constitute Assumed Liabilities), except (i) any Financial Assurance provided by a Seller Party as a “credit support document” for the benefit of the Purchaser under the TRS Agreements, (ii) any Financial Assurance that has terminated by its terms such that no Seller Party or any of its Affiliates can have any further liability or obligation thereunder or (iii) any Financial Assurance which is a credit support annex or similar collateral posting arrangement under a Commodity Transaction Contract that is included in the Transferred Assets (each, such Financial Assurance, excluding any described in clauses (i), (ii) or (iii), a “Seller Financial Assurance”), in each case in favor of a Third Party (each, a “Financial Assurance Beneficiary”); provided, however, that the Purchaser shall have no obligation to effect any Partial Replacement Action for any Tail Book Asset unless and until it is required to be Transferred pursuant to Section 2.3(b), nor shall any Partial Replacement Action as to a Seller Financial Assurance related to a Commodity Transaction be required to occur prior to the Transfer Date for such Commodity Transaction.

(b)            Any Purchaser Financial Assurances that replace guarantees shall be in a form reasonably acceptable to the Purchaser; provided, that for purposes of this sentence, subject to the proviso in the definition of “Partial Replacement Action”, each of (i) the standard forms of guarantees currently used by Affiliates of Seller Parties provided in Exhibits E-I through E-III (with any modifications expressly set forth on Schedule 7.11(b) and (ii) the standard form of guarantee provided in Exhibit E-IV currently used by Affiliates of the Purchaser, with such modifications as Purchaser’s Affiliates would typically make in response to Counterparty requests in the ordinary course of business, shall be considered reasonably acceptable to the Purchaser (with the Purchaser able to elect among such forms, but if the relevant Financial Assurance Beneficiary does not accept the use of any of the standard forms in (i), the standard forms in (ii) shall be considered reasonably acceptable to the Purchaser as to such Financial Assurance Beneficiary, and vice versa) (any such guarantee that satisfies this Section 7.11(b), an “Acceptable Guarantee”).

(c)            The Parties acknowledge the importance of the Seller Financial Assurances to the Long-dated OTC Transactions and Structured Transactions.  The Seller Parties and, subject to the proviso in Section 7.11(a), the Purchaser agree to commence the foregoing process promptly after the date hereof and use their respective reasonable best efforts to complete the arrangements for the replacement of Seller Financial Assurances with Purchaser Financial Assurances by the Closing Date (or, in respect of any Tail Book Asset, by the applicable Transfer Date).  The Seller Parties agree to provide the Purchaser with a list of each Seller Financial Assurance as of Closing on the Closing Date if such Seller Financial Assurance is not listed on Schedule 3.11. The Seller Parties agree not to (and to cause their Affiliates not to) (i) materially amend, modify or renegotiate any Seller Financial Assurance other than in the Ordinary Course of Business or with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed) and (ii) without the prior written consent of the Purchaser, terminate any Seller Financial Assurance in whole or in part (A) if such termination is with respect to any transactions entered into prior to the Closing Date, (B) if such termination would violate, conflict with, result in a breach of, or constitute a default under, the relevant Commodity Transaction (whether after notice or passage of time or both), or (C) to the extent that the Counterparty requires such Seller Financial Assurance to remain in place as a condition to its consent to the Transfer of the underlying Commodity Transaction, but solely in respect of Liabilities arising from events or circumstances existing or occurring prior to the Transfer Date for such Long-dated OTC Transaction or Structured Transaction; provided, in respect of clause (C) that the Seller Parties and their Affiliates may so terminate any such Seller Financial Assurance if such Counterparty subsequently consents to such termination without requiring any further action by the Purchaser.

(d)            Notwithstanding anything in this Agreement to the contrary, following the date hereof and through the completion of the Transfer of the Long-dated OTC Transactions and Structured Transactions, the Purchaser shall have the right to contact and have discussions with each Financial Assurance Beneficiary to the extent reasonably necessary to satisfy its obligations under this Section 7.11; provided, that the initial contacts with any such Financial Assurance Beneficiary shall be coordinated in advance between the Purchaser and the Seller Parties and thereafter, the Purchaser shall use commercially reasonable efforts to copy Seller Parties on any such contact by writing and to give the relevant Seller Parties reasonable prior notice of any discussion or meeting with a Financial Assurance Beneficiary that is initiated by the Purchaser prior thereto, and upon request any Seller Party shall be permitted to participate in any such discussion or meeting with any such Financial Assurance Beneficiary.

(e)            For the avoidance of doubt, and notwithstanding anything to the contrary contained herein, the Purchaser shall not (i) enter into any transactions after the Closing in the name of any Seller Party or that would be covered by a Seller Financial Assurance or (ii) amend, modify, extend or renegotiate any material term of any obligation that is covered by a Seller Financial Assurance in any manner that increases or extends the potential exposure of a Seller Party under any Seller Financial Assurance.

(f)            Notwithstanding the foregoing, so long as the Purchaser has used its reasonable best efforts as required by this Section 7.11, (i) it shall not be considered a default or breach of the Purchaser’s obligations under this Section 7.11 if the Purchaser is unable to procure that any of the Partial Replacement Actions take place as set forth above, (ii) the Purchaser shall have no obligation to reimburse Sellers or any of their Affiliates for any of their costs or expenses in connection with the maintenance of any Seller Financial Assurances and (iii) the Purchaser shall have no obligation to post collateral to Sellers or any of their Affiliates in support of its obligations with respect to the Partial Replacement Actions or otherwise in respect of the Seller Financial Assurances. For the avoidance of doubt, each Party shall bear its own costs associated with the Transfer process contemplated by Section 2.3, the Partial Replacement Actions and other actions contemplated by this Section 7.11.

Section 7.12.    Restricted Collateral Transactions.  If any Party that is a party to a TRS Agreement determines that any Reference Transaction (as defined in the applicable TRS Agreement) is a Restricted Collateral Transaction, then the Seller Party that is a party to such TRS Agreement agrees either to (a) delete such Restricted Collateral Transaction from the TRS Agreement and treat such Restricted Collateral Transaction as a Short-dated OTC Transaction under a Short-dated Mirror Trade or (b) enter into another arrangement to afford the Purchaser all economic benefits associated with the relevant collateral satisfactory to the Purchaser in its good faith discretion following consultation in good faith with the other party.  “Restricted Collateral Transaction” means any Commodity Transaction with respect to which, for reasons of (a) the relevant Seller’s contractual obligations or commitments to the relevant Counterparty or other creditors of such Counterparty, (b) any restriction or subordination of security over such collateral to liens of a lending syndicate or other creditors or (c) similar material and substantial restrictions, it will be commercially impracticable for the relevant Seller to transfer the collateral securing such Commodity Transaction to the Purchaser or its Affiliates in connection with a novation of the relevant Commodity Transaction pursuant to Section 2.3.

Section 7.13.    Post-Closing Covenants.

(a)            Except (i) as required (including by virtue of being an express condition to the Closing) or explicitly permitted (including pursuant to Section 2.3(c)(ii)) by the terms of this Agreement or (ii) with the prior written consent of the Purchaser (such consent not to be unreasonably withheld or delayed), from and after the Closing Date until (A) the earlier of the termination or expiration of, or the Transfer Date in relation to, the relevant Long-dated OTC Transaction or Structured Transaction and (B) the termination or expiration date of the relevant Short-dated OTC Transaction (in case of (A) or (B), as applicable the “Services End Date”), the Partnership and SET shall (and the Partnership shall cause the Partnership Companies, if applicable, to) manage and perform under such Commodity Transactions in a reasonable and prudent manner (x) with adequate personnel and systems and applying standards consistent with those applicable to services performed for its own account and in accordance with its ordinary past practices and (y) consistent with, and subject to, the requirements of the Related Agreements and the Commodity Transaction Contracts related to such Commodity Transactions and applicable Legal Requirements, in each case taking into account the fact that such Commodity Transaction is part of an orderly run off of the Book and wind down of the Business, including:

(i)           ***

(ii)           maintaining ISO relationships and all ISO SCIDs/ Participant IDs relevant to the Structured Transactions, Long-dated OTC Transactions and Short-dated OTC Transactions, and complying in all material respects with the terms and conditions applicable to SET or, as applicable, its Affiliates in connection therewith;

(iii)           in the case of any Structured Transaction (A) timely act upon any physical dispatch or scheduling instructions from the Purchaser and its affiliates, (B) provide prompt notification back to the Purchaser if any cannot be executed, and (C) provide prompt notification to the Purchaser of any information received by the Seller Parties or the Partnership Companies relevant to the Purchaser’s ability to make decisions or exercise its rights in respect of such Commodity Transactions (including instructions contemplated by clause (A) hereof);

Prior to the Closing Date the Parties will consider in good faith entering into a supplement to Schedule 7.13(f) setting forth, (I) a detailed description of the manner in which the foregoing operations and functions are to be performed and the specific standards applicable thereto and/or (II) any supplemental information to be provided by Seller Parties, in each case in relation to each OTC Transaction or Structured Transaction for which the Services End Date has not occurred, it being understood that the Seller Parties shall have sole discretion whether to agree to any such supplement.

(b)            From and after the Closing Date and until the Services End Date in relation to the relevant Structured Transaction:

(i)           without limitation of the provisions of the TRS Agreement, the Purchaser shall have the right to instruct each Seller (and each Subsidiary of any Seller) that is a party to any TRS Agreement (each, a “Seller TRS Party”) in respect of the exercise of, or to refrain from exercising, any discretionary rights or obligations of such Seller TRS Party pursuant to the relevant Reference Transactions included therein and not otherwise included in Control Rights (such rights or obligation, “Discretionary Matters”);

(ii)           no Seller TRS Party shall act in respect of any Discretionary Matter in a manner which such Seller TRS Party knows, or reasonably should know, is inconsistent in any material respect with any instructions of the Purchaser delivered pursuant to the foregoing clause (i), except (A) as required by

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Legal Requirement or (B) as required or explicitly permitted by the terms of this Agreement (including Section 2.3(c)(ii)); and

(iii)           notwithstanding the foregoing clauses (i) and (ii), any Seller TRS Party may (but shall not be required to) act in respect of any Discretionary Matter in the absence of any instruction or any sufficient instruction of the Purchaser (and shall give prompt notice to the Purchaser thereof), where, in a manner consistent with Seller Parties’ obligations under Section 7.13(a), such Seller TRS Party has expressly requested instructions as to the actions to be taken with respect to a Discretionary Matter and the Purchaser has failed to provide the relevant instructions to the Seller TRS Party in a timely manner following the Purchaser’s receipt of such request.

No Seller Party or Seller TRS Party shall have any liability hereunder (including pursuant to Article IX hereof) or under any Related Agreement for any Damages incurred by any Person (including any Section 9.2 Indemnified Person) to the extent arising (x) from a Seller TRS Party’s compliance with its obligations under clause (iii)(A) of Section 7.13(a) or clauses (i) or (ii) of this Section 7.13(b) or (y) in respect of any Discretionary Matter as a result of such Seller TRS Party acting (or refraining from acting) in reliance on clause (iii) of this Section 7.13. The Seller TRS Parties shall have the right to rely upon and comply with instructions and directions sent by e-mail, facsimile and other similar unsecured electronic methods or delivered orally (including telephonically), in each case by persons reasonably believed by such Seller TRS Party to be authorized to give instructions and directions on behalf of the Purchaser hereunder and under the applicable TRS Agreement (without any obligation of verification or confirmation. Initially capitalized terms used in this Section 7.13(b). and not otherwise defined in this Agreement have the meanings set forth in the applicable TRS Agreements.

(c)            Notwithstanding Section 7.13(a), except (x) as set permitted by Section 2.3(c)(ii) or (y) in respect of a Non-Credit Related Adjustment permitted under a Mirror Trade or a De Minimis Action, from and after the Closing Date, the Seller Parties shall not (and shall cause their respective Subsidiaries not to) sell or transfer or materially amend, modify, extend, renegotiate or terminate any Short-dated OTC Transaction, Long-dated OTC Transaction or Structured Transaction without the consent of the Purchaser (which consent may be withheld in the sole discretion of the Purchaser).

(d)            In the event that at the Closing not all of the Structured Transactions have Transferred to the Purchaser and the Purchaser and SET mutually agree (each acting in good faith), SET will give the Purchaser (or an Affiliate of the Purchaser designated by the Purchaser) the authority to act in the name of SET in relation to the management of the Structured Transactions that have not yet been novated to the Purchaser or its applicable Affiliates as contemplated by Section 2.3(a) (the “Structured Transaction Portfolio”) in the Ordinary Course of Business and the exercise of Control Rights and rights as to Discretionary Matters in relation to such Structured Transaction Portfolio, which authority will be evidenced by SET through a power of attorney, the exercise of which shall be on such terms, conditions, limitations and restrictions and for such duration as SET and the Purchaser shall mutually agree, each acting in good faith.

(e)            From and after the Closing Date and until the Services End Date in relation to the relevant Structured Transaction, the Seller Parties will provide the Purchaser with access to CMS, EIPP, Credit Workflow, Affinity Reporting Tool and related applications in respect of Structured Transactions.  Seller Parties will allow the Purchaser and its Affiliates further reasonable access during normal business hours, and in a manner so as not to interfere with normal operations, to the personnel and books and records of Seller Parties and the Partnership Companies to the extent they relate to the Structured Transactions, and shall provide such other reasonable cooperation and assistance in connection therewith, at the Purchaser’s cost, necessary to enable coordination between the Purchaser and the Seller Parties for the Purchaser to (I) monitor and confirm compliance of Seller Parties from time to time in relation to the operational matters described in Sections 7.13(a) and (b) and (II) receive and process the specific reporting items set out in Schedule 7.13(f) and respond to any reasonable inquiries of the Purchaser from time to time as to the content thereof; provided, that the Seller Parties and their Affiliates shall be permitted to implement any internal controls and limitations as necessary to ensure that the Purchaser does not have access to any information, data or other material other than to the extent related to the Structured Transactions.

(f)            From and after the Closing Date and until the Services End Date in relation to the relevant Long-dated OTC Transaction or Structured Transaction, the Partnership shall, or shall cause the Partnership Companies to, prepare and deliver to the Purchaser:

(i)           the reports set forth on Schedule 7.13(f) for the periods (i.e., daily, weekly or otherwise) indicated thereon, prepared consistently with past practices (including as to form) in relation to the Structured Transactions and Long-Dated OTC Transactions during the six-month period before the date of this Agreement (without prejudice to the ability to receive reports addressing a period longer than six months); and

(ii)           any additional reports in respect of the Structured Transactions or the Long-Dated OTC Transactions as are reasonably requested by the Purchaser from time to time; provided, that the actual additional costs of such reports shall be borne by the Purchaser.

(g)            From and after the Closing Date until (A) the Services End Date in relation to the relevant Long-dated OTC Transaction or Structured Transaction and (B) the expiration date of the relevant Short-dated OTC Transaction, the Purchaser shall prepare and deliver to SET the following items of information to the extent such items are determined and available to the Purchaser in connection with its ordinary course valuation of such Commodity Transactions for the Purchaser’s own business purposes, in the existing format in which such information is produced, and without an obligation of the Purchaser to design, format or produce such items of information specifically for purposes of this Section 7.13(g): daily price curves, daily volatility surfaces (including skew), daily correlation curves and other relevant valuation inputs where the relevant Commodity Transactions are Structured Transactions (including forward load assumptions, daily, monthly and cash volatilities for power, oil, gas and price ratios) with respect to the locations that are associated with the relevant Commodity Transactions, with each such curve or input having a tenor that matches the longest tenor of the Commodity Transactions that have not been Transferred; with all such items to be provided by the Purchaser to SET (i) with a reasonable frequency and timing to be agreed by the Parties in good faith and (ii) subject to any standard disclaimers and releases from liability which are applicable to the Purchaser’s provision of similar derivative valuation information to Third Parties under the Purchaser’s standard policies.

(h)            From and after the Closing Date, for each relevant reporting period prior to the date on which a Transfer Date has occurred in relation to all Structured Transactions and Long-dated OTC Transactions, the Sellers shall (or shall cause their respective Subsidiaries to) provide the Purchaser with prompt written confirmation of its completion of all material mandatory regulatory reporting in respect of the Business.

(i)            From and after the Closing Date, each of (1) the Purchaser, upon the request of the Seller Parties in relation to any events or circumstances occurring on or after the Transfer Date for the relevant Structured Transactions and Long-dated OTC Transactions and (2) the Seller Parties, upon the request of the Purchaser in relation to any events or circumstances occurring prior to the Transfer Date for the relevant Structured Transactions and Long-dated OTC Transactions, shall use its commercially reasonable efforts to provide to the applicable other party, on an as-requested basis, information in the possession of such Person to the extent reasonably required in connection with any Proceeding or to respond to any inquiry or request by any Governmental Body (including without limitation any request of a regulatory authority for financial or risk data) or reasonably requested by the Purchaser in connection with any dispute with the relevant Counterparty to a Structured Transaction or Long-dated OTC Transaction.

(j)            Each of the rights and obligations of the Parties and their Affiliates under this Section 7.13 shall be limited to the extent that exercise of such right or performance of such obligation would violate or conflict with any Legal Requirement or Order applicable to such Person. For the avoidance of doubt and without limiting any other provisions of this Section 7.13, any information, knowledge or data provided by any Party or its Affiliates hereunder shall be Acquired Confidential Information or Seller Confidential Information, as applicable, for all purposes hereunder and under the Related Agreements.  Notwithstanding anything to the contrary in this Section 7.13, no Party shall be required to provide, or to cause its Affiliates to provide, any information hereunder to the extent such information is subject to attorney-client privilege.

Section 7.14.    Trades Other than Interim Book Trades.  In the event that the Seller Parents request that the Purchaser include in the Book any Commodity Transaction (other than any Excluded Transaction) that is not contained in the Reference Flat Files and is not an Interim Book Trade, the Purchaser will provide to the Seller Parents a price (determined by the Purchaser in its sole discretion, acting in good faith) at which the Purchaser would consent to inclusion of such additional Commodity Transaction in the Book.  If the Seller Parents accept such price, such Commodity Transaction shall be included in the Book and shall be reflected in the Supplemental Flat Files and such price shall be used for such Commodity Transaction in the determination of the Purchase Price.

Section 7.15.    Certain Actions.  If one or more Tail Book Assets has not been Transferred to the Purchaser prior to the expiration of the FERC Gas Waivers and the performance by any Party or its Affiliates of its obligations in respect of such Tail Book Asset or any Mirror Trade or TRS Agreement related thereto, then the Parties shall, and shall cause their Subsidiaries to, take the actions set forth in Schedule 7.15.

Section 7.16.    VAR.  On the trading day that is five (5) Business Days prior to the Closing Date, in the event that (a) VAR is greater than ***  dollars ***, other than to the extent exceeding such amount solely as a result of market volatility or (b) the Purchaser reasonably determines that, as of the trading day immediately prior to the Closing Date, VAR will be greater than ***  dollars ***, other than to the extent exceeding such amount solely as a result of market volatility, the Seller Parties shall (and shall cause their Subsidiaries to), upon the Purchaser’s request (x) consult with the Purchaser regarding actions to be taken to reduce VAR to ***  dollars *** (plus the incremental VAR resulting solely from market volatility) or less prior to the Closing Date and (y) use good faith efforts to reduce VAR to ***   dollars *** (plus the incremental VAR resulting solely from market volatility) or less prior to the Closing Date in a prudent and economically sound manner.

Section 7.17.    Credit Loss Reimbursement.  In the event that (i), with respect to any Tail Book Asset that is a Long-dated OTC Transaction and has not been Transferred to the Purchaser, the applicable Seller or Subsidiary thereof which is a party to such Commodity Transaction incurs an actual credit loss in respect of a Counterparty to one or more Commodity Transactions and (ii) a credit reserve was applied to such Counterparty in respect of such Commodity Transactions as of the Closing as reflected in the Final Book Value (or, if not yet determined, the Estimated Book Value) and identified by Counterparty and amount in the statement delivered by Seller Parties in accordance with Section 2.9(a)(x), then, promptly after receipt of written request from any Seller Party, the Purchaser shall pay to the Partnership (on behalf of the Seller Parties), by wire transfer of immediately available funds to such accounts as identified by the Partnership to the Purchaser in such notice, an amount equal to the amount of such credit reserve applicable to such Counterparty as reflected in the Final Book Value (or, if not yet determined, the Estimate Book Value) and the statement delivered by Seller Parties pursuant to Section 2.9(a)(x). Any payment made under this Section 7.17 shall be made by way of an adjustment to the consideration paid by each Party under Section 2.5(a), and such consideration shall be deemed to have been reduced or increased, as the case may be, by the amount of such payment and such adjustment shall be allocated in accordance with Section 2.6 and, for the avoidance of doubt, following such payment paragraph 3 of Schedule 2.3(c) shall apply to all Commodity Transactions with such Counterparty.

Section 7.18.    Certain Actions Regarding SES Master Agreement.  At or prior to the Closing, SET will replace the existing ISDA agreement in respect of Commodity

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

Transactions between SET and Sempra Energy Solutions LLC (“SES”) with a new ISDA (including schedules and Credit Support Annex incorporated therein) having market terms agreeable to the Seller Parents, the Partnership and Noble Americas Gas & Power Corp. (the “SES Master Agreement”), the guarantor of which is Noble Group Limited, and in any event providing that:

(a)            the unsecured margin threshold applicable to SES thereunder (i) at and after the Closing and through January 31, 2011, shall be not less than $12,500,000 and (ii) on and after February 1, 2011, shall not be less than $7,500,000, provided that the unsecured margin threshold shall reduce to zero if the long-term, unsecured, non-credit enhanced debt of Noble Group Limited is no longer rated investment grade by any of Standard & Poor’s Ratings Services, Fitch Ratings and Moody’s Investors Service; and

(b)            at any time any exposure of SET to SES under the SES Master Agreement is in excess of the applicable threshold set forth in clause (a), SES shall post to SET the amount of such excess in cash and/or letters of credit issued by a bank or other financial institution with a long-term credit rating of “A” or better, with such margin posted on the basis of the following one-day convention: (i) if a demand for collateral is made by 1:00 p.m. New York time, then collateral transfer will be made no later than the close of business on the next local Business Day, and (ii) if a demand for collateral is made after 1:00 p.m. New York time, then collateral transfer will be made no later than the close of business on the second succeeding local Business Day;

provided, that if SET is not able to do the foregoing on or prior to the Closing, then the Purchaser shall be entitled to treat such Commodity Transactions as Non-Conforming Transactions.

ARTICLE VIII

TERMINATION

Section 8.1.    Termination.

(a)            This Agreement may be terminated at any time prior to the Closing solely as follows:

(i)           by mutual written consent of all of the Seller Parties and the Purchaser;

(ii)           by mutual agreement of the Seller Parents or, on or after June 2, 2011, by RBS or Sempra Energy, so long as no Seller Party is then in material breach of this Agreement, if there shall be a breach by the Purchaser of any representation or warranty or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Article VI and which breach cannot be cured or has not been cured within thirty (30)

calendar days (but not later than the Outside Date) after the giving of written notice to the Purchaser of such breach;

(iii)           by the Purchaser, so long as the Purchaser is not then in material breach of this Agreement, if there shall be a breach by any Seller Party of any representation or warranty or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Article V and which breach cannot be cured or has not been cured within thirty (30) calendar days (but not later than the Outside Date) after the giving of written notice to the Seller Parties of such breach; or

(iv)           on or after the Outside Date, (A) by any of RBS or Sempra Energy, so long as no Seller Party is then in material breach of this Agreement, which breach has caused the Closing not to occur prior to such date, by notice to the other Parties, if the Closing has not occurred on or before the date such notice is given, or (B) by the Purchaser, so long as the Purchaser is not then in material breach of this Agreement, which breach has caused the Closing not to occur prior to such date, by notice to the other Parties, if the Closing has not occurred on or before the date such notice is given.

(b)            The termination of this Agreement shall be effected by delivery by the Party terminating this Agreement to the other Parties of a written notice of such termination.

Section 8.2.    Effect of Termination.  In the event this Agreement is terminated pursuant to Section 8.1, all further obligations of the Parties hereunder shall terminate and this Agreement shall become null and void and of no further force and effect, except for the agreements and obligations set forth in this Section 8.2 and Article X, and except that such termination shall not relieve any Party of any Liability for any knowing breach of this Agreement or fraud prior to such termination.

ARTICLE IX

INDEMNIFICATION

Section 9.1.    Survival.  All covenants and other agreements in this Agreement to be performed after the Closing shall survive the Closing and the consummation of the transactions contemplated hereby until so performed. All representations and warranties in this Agreement shall survive the Closing and the consummation of the transactions contemplated hereby for a period of twelve (12) months from the Closing Date, except that

(a)            the representations and warranties contained in Sections 3.1, 3.2(a), 3.2(b)(i), 3.2(b)(ii), 3.3(a), 3.14, 4.1, 4.2 and 4.6 shall survive indefinitely;

(b)            the representations and warranties contained in Section 3.8 shall survive the Closing and the consummation of the transactions contemplated hereby for a period of twenty-four (24) months following the Closing Date;

(c)            the representations and warranties contained in Section 3.9 shall survive the Closing and the consummation of the transactions contemplated hereby for a period of thirty-six (36) months following the Closing Date; and

The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and agreements shall not be affected by any investigation conducted with respect to, or any knowledge actually acquired at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement.

Section 9.2.    Indemnification and Reimbursement by the Seller Parents.  From and after the Closing and subject to the limitations set forth in Section 9.4, each of RBS and Sempra Energy (severally, but not jointly, and in accordance with such applicable Seller Parent’s Indemnity Share, except as otherwise provided in Section 9.4(b)) and the Partnership will indemnify and hold harmless, without duplication, the Purchaser and its Affiliates, and each of their members, officers, agents, employees and other Representatives (collectively, the “Section 9.2 Indemnified Persons”), from and against any and all Damages, including any Damages to the Book, resulting from or attributable to:

(a)            any breach of any representation or warranty made by a Seller Party in Article III of this Agreement (as made as of the date hereof and as if made as of the Closing), excluding De Minimis Damages;

(b)            any breach of, or failure to perform or comply with, any covenant or agreement of the Seller Parties in this Agreement by any of the Seller Parties;

(c)            any Retained Liability (other than Taxes indemnifiable under Section 9.2(d));

(d)            any Taxes imposed (i) on or with respect to the Transferred Assets for a Pre-Closing Period or for the portion of any Straddle Period prior to and ending on the Closing Date, (ii) otherwise than by reference to a taxable year or other taxable period, in respect of any event or transaction relating to the Book occurring on or prior to the Closing, and (iii) in connection with the acquisition of the Transferred Assets contemplated hereby (other than Transfer Taxes described in Section 7.3, VAT described in Section 10.4 and, with respect to the Transferred Assets, any Taxes the cost of which is expressly to be borne by a party under the Related Agreements).  To the extent necessary to determine the liability for Taxes for a Straddle Period, the determination of the Taxes for the portion of the year or period ending on, and the portion of the year or period beginning after, the Closing Date shall be determined by assuming that the taxable year or period ended as of the close of business on the Closing Date except that any property taxes, exemptions, allowances or similar taxes or deductions that are calculated on an annual basis shall be prorated on a time basis; or

(e)            the matters specified in Schedule 9.2(e).

Section 9.3.    Indemnification and Reimbursement by the Purchaser.  From and after the Closing and subject to the limitations set forth in Section 9.4, the Purchaser will indemnify and hold harmless the Seller Parties and their Affiliates, as the Seller Parties shall direct in writing, and each of their respective members, officers, agents, employees and other Representatives (collectively, the “Section 9.3 Indemnified Persons” and, together with the Section 9.2 Indemnified Persons, the “Indemnified Persons”) from and against any and all Damages, resulting from or attributable to:

(a)            any breach of any representation or warranty made by the Purchaser in Article IV of this Agreement, excluding De Minimis Damages;

(b)            any breach of, or failure to perform or comply with, any covenant or agreement of the Purchaser in this Agreement by the Purchaser;

(c)            any Assumed Liability; or

(d)            any Seller TRS Party’s compliance with its obligations under Sections 7.13(a)(iii)(A) and 7.13(b)(i) and (ii).

Section 9.4.    Limitations; Exclusive Remedy.

(a)            (i) The Seller Parents shall have no liability with respect to claims under Section 9.2(a) (excluding any breach of any representation or warranty in Sections 3.1, 3.2(a), 3.2(b)(i), 3.2(b)(ii), 3.3(a) or 3.14) in all cases until the total of all Damages (other than De Minimis Damages) with respect to such matters exceeds ***  dollars ***, in which event all such Damages shall be recoverable (back to the first dollar of Damages). In no event shall the Seller Parents’ aggregate collective liability for indemnification under Section 9.2(a) (other than in respect of breaches of any of the representations or warranties in Sections 3.1, 3.2(a), 3.2(b)(i), 3.2(b)(ii), 3.3(a) or 3.14) exceed, in the aggregate, ***  dollars ***.

(ii) The Seller Parents shall have liability under Section 9.2(a), Section 9.2(b), Section 9.2(d) and Section 9.2(e) only if the Seller Parents receive notice of any claim from the Indemnified Person, specifying the factual basis of the claim in reasonable detail and specifying, if known, the amount claimed, (A) within the applicable survival period as defined in Section 9.1 for claims under Section 9.2(a), (B) within twelve (12) months following the Closing Date for claims under Section 9.2(b) (or if in respect to a particular Commodity Transaction, within twelve (12) months following the earlier of the Transfer Date, termination date or expiration date of such Commodity Transaction), and (C)

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

within thirty (30) days after the expiration of the applicable statute of limitations, for claims under Section 9.2(d) or 9.2(e).

(b)            (i) The aggregate liability of any Seller Parent with respect to a particular claim for indemnification pursuant to Section 9.2 shall not exceed such Seller Parent’s Indemnity Share of the total Damages payable with respect to such claim, except (i) in respect of claims for indemnification pursuant to Section 9.2(a) for a breach of a representation or warranty made solely by such Seller Parent or solely in respect of such Seller Parent, such Seller Parent shall have sole liability for such portion of the Damages attributable to such breach under the following representations and warranties:  with respect to Sempra Energy or RBS, such representations and warranties under Section 3.1(a), Section 3.2(a) (only with respect to the enforceability, right, power or authority as to such Seller Parent or its Subsidiaries) and Sections 3.2(b)(i) and (ii) (only with respect to such Seller Parent’s or its Subsidiaries’ Governing Documents or resolutions, and Legal Requirements and Orders as applicable solely to such Seller Parent or its Subsidiaries or their properties (as opposed to the Partnership, its Subsidiaries or all Sellers (or their properties)), it being understood that, in each case under this Section 9.4(b)(i), any representations and warranties given in respect of the Business, the Book or components thereof or given by the Partnership or SET are deemed not to be made solely by such Seller Parent or solely in respect of such Seller Parent, and (ii) in respect of claims for indemnification pursuant to Section 9.2(b), for a breach of or failure to comply with or perform any covenants or agreements of any Seller Parent solely by such Seller Parent (it being understood that any covenants or other agreements of the Seller Parents given in respect of the Business, the Book or any component thereof, are deemed not to be covenants and agreements solely of such Seller Parent), such Seller Parent shall have sole liability for such portion of the Damages attributable to such breach.

(c)            The Purchaser shall have no liability with respect to claims under Section 9.3(a) (excluding any breach of any representation or warranty under Sections 4.1, 4.2 or 4.6) until the total of all Damages (other than De Minimis Damages) with respect to such matters exceeds ***  dollars ***, in which event all such Damages shall be recoverable (back to the first dollar of Damages).  In no event shall the Purchaser’s aggregate liability for indemnification under Section 9.3(a) (other than in respect of breaches of any of the representations and warranties under Sections 4.1, 4.2 or 4.6) exceed ***  dollars ***. The Purchaser shall have liability under Section 9.3(a) only if the Purchaser receives notice of any claim from the Indemnified Person, specifying the factual basis of the claim in reasonable detail and specifying, if known, the amount claimed, within the applicable survival period as defined in Section 9.1.

(d)            For purposes of any indemnity obligation under this Article IX (i) with respect to any breach of any covenant or obligation, or any representation or warranty (with respect to the Retained Materiality Representations only, solely for purposes of calculating Damages), contained in this Agreement, any express qualifications or limitations set forth in such covenant or obligation, or representation or warranty, as to materiality or “Book Material Adverse Effect” (or other similar materiality qualifier) contained therein, shall be disregarded and (ii) with respect to any breach of any representation or warranty contained in Section 3.4, 3.8

*** Material has been omitted pursuant to a request for confidential treatment and has been filed separately.

or 3.9, any qualification or limitation set forth in such representation or warranty as to “Knowledge,” or any other knowledge qualification contained therein, shall be disregarded.

(e)            Notwithstanding anything herein to the contrary, no Indemnified Person shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person or its Affiliates has been indemnified or reimbursed for such amount under any other provision of this Agreement or any Related Agreement or has actually received such amount from any Third Party.

(f)            Except in the case of fraud, from and after the Closing, the exclusive remedy for any Indemnified Person for Damages or other monetary damages arising from a breach of this Agreement shall be the indemnification provided under this Article IX. There shall be no remedy at law for De Minimis Damages arising out of circumstances described in Section 9.2(a) or Section 9.3(a). Nothing in this Section 9.4(f) or elsewhere in this Agreement shall interfere with or impede the operation of Section 10.13 or the remedies available under this Agreement or the Related Agreements or a Party’s right to seek equitable remedies (including specific performance or injunctive relief) to enforce any covenant in this Agreement.

(g)            In no event shall Damages be subject to indemnification under Section 9.2 or Section 9.3 to the extent such Damages were included as liabilities (including any reserves in respect of such Damages) in the Final Book Value; provided, that any Damages in excess of the amounts so included as liabilities (including any reserves in respect of such Damages) in the Final Book Value shall be subject to indemnification hereunder in accordance with and subject to the terms, conditions and limitations of this Article IX.

(h)            In no event shall Damages be subject to indemnification under Section 9.2(a) or Section 9.3(a) to the extent such Damages are duplicative of Damages that are subject to indemnification under Section 9.2(c), (d) or (e) or Section 9.3(c) or (d), respectively.

(i)            NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IN NO EVENT SHALL AN INDEMNIFYING PERSON BE LIABLE FOR (i) ANY PUNITIVE DAMAGES OR (ii) ANY LOST PROFITS OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, EXCEPT, IN THE CASE OF (ii), TO THE EXTENT SUCH LOST PROFITS OR DAMAGES ARE (A) NOT BASED ON ANY SPECIAL CIRCUMSTANCES OF THE INDEMNIFIED PERSON AND (B) THE NATURAL, PROBABLE AND REASONABLY FORESEEABLE RESULT OF THE EVENT THAT GAVE RISE THERETO OR THE MATTER FOR WHICH INDEMNIFICATION IS SOUGHT HEREUNDER; provided, however, that if an Indemnified Person is held liable to a Third Party based on any final judgment of a court of competent jurisdiction for any such Damages and the applicable Indemnifying Person is obligated to indemnify such Indemnified Person for the matter that gave rise to such Damages, then such Indemnifying Person shall be liable for, and obligated to reimburse such Indemnified Person for such Damages.

Section 9.5.    Third-Party Claims.

(a)            Promptly (and in any event within thirty (30) days) after receipt by a Person entitled to indemnification under Section 9.2 or Section 9.3 of notice of the assertion of a Third-Party Claim, such Indemnified Person shall give notice to the Person or Persons obligated to indemnify under such section (each, an “Indemnifying Person”) of the assertion of such Third-Party Claim; provided, that the failure to notify the Indemnifying Person shall not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is actually and materially prejudiced by the Indemnified Person’s failure to give such notice.

(b)            If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 9.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, (ii) greater than 50% of the Damages are reasonably anticipated to be incurred by the Indemnified Person because such Damages constitute De Minimis Damages or exceed the applicable maximum limit (if any) for indemnification contained in Section 9.4, (iii) material equitable or other non-monetary relief is sought from any Indemnified Person pursuant to such Third-Party Claim or (iv) the claim is brought by a Governmental Body) to assume the defense of such Third-Party Claim.  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation.  If the Indemnifying Person assumes the defense of a Third-Party Claim, such assumption will, unless additional information at the time of the assumption emerges to change this conclusion, conclusively establish for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification (but no such assumption shall affect the applicability of any limit on indemnification contained in Section 9.4). No compromise or settlement of Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s consent (which consent shall not be unreasonably withheld or delayed) or by the Indemnified Person without the Indemnifying Person’s consent unless (A) there is no finding or admission of any material violation of any Legal Requirement and (B) the sole relief provided is monetary damages that are paid in full by the Person agreeing to the settlement.  No Person shall have any liability with respect to any compromise or settlement of such Third-Party Claims effected without its consent if required pursuant to the immediately preceding sentence.  If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within twenty (20) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)            With respect to any Third-Party Claim subject to indemnification under this Article IX: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person reasonably informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim; provided, that the Indemnifying Person shall pay the reasonable Third Party out-of-pocket expenses incurred in providing such cooperation (including reasonable legal fees and disbursements) by the Party providing such cooperation but shall not be required to compensate such Party for time spent by its officers, directors, employees or agents in such cooperation.

Section 9.6.    Other Claims.  A claim for indemnification to the extent not resulting from a Third-Party Claim may be asserted by written notice to the Party from whom indemnification is sought and, unless disputed by the Indemnifying Person by delivery of a written dispute notice to the Party seeking indemnification within 60 days after receipt by the Indemnifying Person of claim for indemnification, shall be deemed agreed by all Parties, final and undisputed and shall be paid by any such Indemnifying Person promptly, but in no event more than forty-five (45) days after receipt of such undisputed claim for indemnification.

Section 9.7.    Duty to Mitigate.  Nothing herein shall relieve a Party of its common-law duty to mitigate Damages.  Without limiting the foregoing, each Party shall (and shall, to the extent it has authority and is permitted to do so, cause each other Section 9.2 Indemnified Person to, with respect to the Purchaser, and each other Section 9.3 Indemnified Person to, with respect to the Seller Parents) take commercially reasonable steps to mitigate all Damages after becoming aware of any event which could reasonably be expected to give rise to any Damages that are indemnifiable hereunder, including, as applicable, pursuing any counterclaim, offset, insurance settlement or other claim which could result in a recovery that would reduce the Indemnifying Person’s liability under this Agreement.  Notwithstanding the foregoing, any action taken (or refrained from being taken) by a Seller TRS Party either (a) at the instruction of the Purchaser in accordance with Section 7.13(a)(iii)(A), Section 7.13(b)(i) or (ii) or (b) in accordance with Section 7.13(b)(iii) in the absence of any instruction or sufficient instruction of the Purchaser, shall be deemed not to be inconsistent with any common-law duty to mitigate Damages or any other duty to mitigate Damages that would arise under the preceding sentence.

Section 9.8.    Tax Treatment.  The Parties agree to treat any indemnification payment made pursuant to this Article IX as an adjustment to the purchase price hereunder for all Tax purposes, unless otherwise required by a Legal Requirement.

ARTICLE X

MISCELLANEOUS

Section 10.1.    Expenses.  Except as otherwise expressly provided in this Agreement, each of the Parties shall bear its own costs and expenses (and the Seller Parents shall bear the costs and expenses of the Business to the extent incurred or related to periods prior to the Closing Date) in connection with the preparation, negotiation and execution of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

Section 10.2.    Public Announcements.  None of the Parties nor their respective Subsidiaries or Affiliates shall issue or cause the publication of this Agreement, any Related Agreement or any press release or other public announcement or communication with respect to the transactions contemplated hereby without the prior written consent of each of the other Parties hereto (which consent shall not be unreasonably withheld or withdrawn) except to the extent a Party’s counsel deems such disclosure necessary or advisable in order to comply with any Legal Requirement or the regulations or policies of any securities exchange or other similar regulatory body (in which case the disclosing Party shall give the other Parties notice as promptly as is reasonably practicable of any required disclosure to the extent permitted by applicable Legal Requirements), shall limit such disclosure to the information required to comply with such Legal Requirement or regulations, and shall use reasonable efforts to accommodate any suggested changes to such disclosure from the other Parties to the extent reasonably practicable.

Section 10.3.    Tax Matters.  The Parties shall, and shall cause their Subsidiaries to, cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes (including any Tax Returns to be filed by the Seller Parties).  Such cooperation shall include the retention and (upon such other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding (to the extent relating to the Book) and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 10.4.    Notices.  All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a Party when iii) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid), iv) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment, or v) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a Party may designate by notice to the other Parties):

If to the Purchaser:

J.P. Morgan Ventures Energy Corporation
383 Madison Avenue, 10th Floor
New York, New York 10017

Attention:  Daniel Hines, President
Telephone: (212) 270-6000
Facsimile: (212) 834-6554

With copies to:

J.P. Morgan Ventures Energy Corporation
245 Park Avenue, 11th Floor
New York, New York 10167
Attention:  Legal Department
Telephone: (212) 648-2323
Facsimile: (646) 534-6307

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention:  Christopher E. Austin
                    Glenn P. McGrory
Telephone: (212) 225-2000
Facsimile: (212) 225-3999
Email: caustin@cgsh.com
           gmcgrory@cgsh.com

If to Sempra Energy:

Sempra Energy
101 Ash Street
San Diego, California 92101
Attention:  Mark Snell, Chief Financial Officer
Telephone:  (619) 696-4694
Facsimile: (619) 696-4611
E-mail: msnell@sempra.com

With copies to:

Sempra Energy
101 Ash Street
San Diego, California 92101
Attention:  Javade Chaudhri, General Counsel
Telephone:  (619) 696-4641
Facsimile: (619) 696-6878
E-mail:  jchaudhri@sempra.com

Sullivan & Cromwell LLP
125 Broad Street

New York, New York 10004
Attention:  Alexandra D. Korry
                    Joseph B. Frumkin
Telephone:  (212) 558-4000
Facsimile: (212) 558-3588
E-mail:  korrya@sullcrom.com
              frumkinj@sullcrom.com

If to RBS:

The Royal Bank of Scotland plc
House G
RBS Gogarburn
Edinburgh
EH12 1HQ
Attention:  Group General Counsel
Telephone:  +44 131 523 2223
Facsimile: +44 131 626 2997

With a copy to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention:  Mark D. Pflug
Telephone:  (212) 455-2500
Facsimile: (212) 455-2502
E-mail:  mpflug@stblaw.com

If to the Partnership or SET:

c/o RBS Sempra Commodities LLP
600 Washington Boulevard
Stamford, Connecticut 06901
Attention:  Michael Goldstein
Telephone:  (203) 897-5510
Facsimile: (203) 355-5410
E-mail:  michael.goldstein@rbssempra.com

Section 10.5.                      Submission to Jurisdiction; Waiver of Jury Trial.  Each Party agrees that it shall bring any action or proceeding in respect of any questions, claims, disputes, remedies or Damages arising out of or related to this Agreement or the Related Agreements or the transactions contained in or contemplated hereby or thereby exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York County (the “Chosen Courts”), and, solely in connection with claims arising under this

Agreement or the Related Agreements or the transactions that are the subject hereof and thereof (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives and agrees not to assert any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party, (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 10.4 and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdictions by suit on the judgment or in any other manner provided by applicable Legal Requirements.  This Section 10.5 shall not limit the jurisdiction of the Accounting Expert set forth in Section 2.10(c), although claims may be asserted in the Chosen Courts for purposes of enforcing the jurisdiction and judgments of the Accounting Expert.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LEGAL REQUIREMENTS, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.6.    Waiver; Remedies Cumulative.  The rights and remedies of the Parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Legal Requirements, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 10.7.    Entire Agreement and Modification.  This Agreement supersedes all prior agreements, whether written or oral, between the Parties with respect to its subject matter (including any letter of intent between the Parties related to the subject matter of this Agreement) and constitutes (together with the Schedules, Exhibits, the Seller Disclosure Letter, the Purchaser Disclosure Letter and other documents delivered pursuant to this Agreement including the Related Agreements) a complete and exclusive statement of the terms of the agreement between the Parties with respect to its subject matter; provided, that this Section 10.7 shall not apply to the Non-Disclosure Agreement, which shall remain in full force and effect in accordance with its terms except that the Purchaser’s confidentiality obligations thereunder shall terminate and be of no further force or effect as of the Closing only as to the Acquired Confidential Information.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the Seller Parents and the Purchaser.

Section 10.8.    Assignments, Successors and no Third Party Rights.  No Party may, in whole or in part, assign any of its rights or interests or delegate any of its obligations under this Agreement without the prior written consent of each of the other Parties, and any attempt to do so will be void; provided, that without prior written consent any Party may assign any of its rights or delegate any of its obligations under this Agreement to any wholly owned Subsidiary (or, in the case of rights or obligations of any Seller Party under Section 7.13, to any wholly owned Subsidiary of the Partnership) so long as the assigning or delegating Party retains its obligations under this Agreement; provided, further, that (so long as such assignment or delegation could not reasonably be expected to delay the consummation of any of the transactions contemplated hereby or by any Related Agreement or to have an adverse effect on any Seller Party or any of its Affiliates) the Purchaser shall be permitted to, upon written notice to the Seller Parties but without their prior consent, assign any of its rights and delegate any of its obligations under this Agreement to (i) any Subsidiary of the Guarantor if and for so long as the obligations of such Subsidiary are subject to the Guaranty or (ii) (x) J.P. Morgan Chase Bank, N.A. (“JPM Bank”) if it then has a senior unsecured long-term indebtedness rating that is at least the Requisite Rating by at least two of Standard & Poor’s, Fitch or Moody’s Investors Service, Inc. or (y) any Subsidiary of JPM Bank if JPM Bank then has a senior unsecured long-term indebtedness rating that is at least the Requisite Rating by at least two of Standard & Poor’s, Fitch or Moody’s Investors Service, Inc. and if and for so long as the obligations of such Subsidiary are guaranteed by JPM Bank pursuant to a guarantee in favor of Sellers substantially in the form of the Guaranty, in which case, under either clause (i) or (ii), such Purchaser(s) shall be released for such time as the obligations delegated are subject to the Guaranty (in the case of the Guarantor or any such delegee of JPM Bank) or the guarantee substantially in the form of the Guaranty (in the case of any such delegee of JPM Bank) from any liability hereunder in respect of any such delegated obligations to such Subsidiary or JPM Bank or such Subsidiary of JPM Bank, as applicable, upon such Subsidiary or JPM Bank or such Subsidiary of JPM Bank, as applicable, entering into an agreement with the Seller Parties, in form reasonably acceptable to the Seller Parties, assuming all such obligations delegated to such Person.  Subject to the preceding sentence, and except as otherwise expressly provided in Section 9.2 and Section 9.3, this Agreement shall apply to, be binding in all respects upon and inure only to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement shall be construed to give any Person other than the Parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 10.8 and except for such rights of any Indemnified Person under Article IX.

Section 10.9.    Severability.  If any provision (or part thereof) of this Agreement is held illegal, invalid or unenforceable under any present or future Legal Requirement, (a) the Parties shall negotiate in good faith to replace such provision with a suitable and equitable substitute therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision, and to the extent such substitution would not be valid or enforceable, and (b) (i) such provision (or part thereof) shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision (or part thereof) had never comprised a part hereof, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision (or part thereof) or by its severance herefrom.

Section 10.10.    Construction.  The headings of Articles and Sections in this Agreement are provided for convenience only and shall not affect its construction or interpretation.  All references to “Articles,” “Sections” and “Schedules” refer to the corresponding Articles, Sections and Schedules of this Agreement.

Section 10.11.    Governing Law.  This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York.

Section 10.12.    Execution of Agreement.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the Parties transmitted by facsimile or other electronic means shall be deemed to be their original signatures for all purposes.

Section 10.13.    Specific Performance.  Without intending to limit the remedies available to the Parties hereunder, each Party acknowledges that a breach of, conflict with, or failure to perform or comply with, any of the covenants contained in this Agreement may result in material irreparable injury to the other Parties or their respective Affiliates for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, to the fullest extent permitted by any Legal Requirement, each Party shall be entitled to seek a temporary restraining order and/or a preliminary or permanent injunction restraining the activities prohibited hereby or such other relief as may be required to specifically enforce any of the covenants contained herein, and to the fullest extent permitted by law, such Party agrees not to oppose the granting of such injunctive relief on the basis that monetary damages are an adequate remedy.  Each Party hereby agrees and consents that such injunctive relief may be sought in accordance with Section 10.5 hereof.

Section 10.14.    VAT.  If any payment under this Agreement, including in respect of the Transfer of any Commodity Transaction Contract by any of the Sellers (whether or not by way of novation) as contemplated hereby, constitutes the consideration for a taxable supply for VAT purposes, then, in addition to, and at the same time as, that payment, or, if later, upon presentation of a valid VAT invoice, the payer shall pay an amount equal to the VAT chargeable to the supplier on that supply.  The Parties shall use all reasonable endeavors and shall cooperate to secure that, where feasible, the Transfer or novation of any Transferred Assets or Assumed Liabilities is not treated as a taxable supply for VAT purposes in any relevant jurisdiction.

Section 10.15.    Withholding Taxes.

(a)            The Purchaser shall not be entitled to withhold or deduct any amount for or on account of Tax from the Purchase Price, except as provided by Section 10.15(b) or otherwise required by Legal Requirement.  The Purchaser shall notify the Sellers as soon as practicable and in any event reasonably in advance of Closing if the Purchaser has reason to believe that it would be required by Legal Requirement to withhold or deduct any amount from the Purchase Price, and the Parties shall negotiate in good faith and cooperate in taking all reasonable steps (including taking into account whether any Affiliate of the Purchaser which would otherwise acquire any of the Transferred Assets is resident or carrying on business in a jurisdiction which would impose on that Affiliate an obligation to withhold or deduct any amount in respect of the Purchase Price) to avoid or minimize any such obligation to withhold or deduct any amount from the Purchase Price, which steps may include, where the obligation to withhold or deduct relates to any Transferred Asset, entering into a total return swap in respect of such asset rather than Transferring or novating such asset; provided, that such total return swap does not give rise to any material adverse consequences for the Purchaser.  For the avoidance of doubt, neither this Section 10.15(a) nor Section 10.15(b) shall prejudice the rights of the Purchaser to indemnification under Section 9.2(c) in respect of any withholding Taxes relating to the Purchase Price or any portion thereof.

(b)            Notwithstanding anything to the contrary in this Agreement, the Purchaser shall withhold from payments of the Purchase Price made by it to the Sellers with respect to the assets listed on a USRPI Schedule delivered pursuant to Section 2.9(a)(ix) any amounts required to be withheld pursuant to Section 1445 of the Code and the Treasury Regulations promulgated thereunder, or any comparable provision of state or local law, and shall promptly pay any amounts so withheld to the relevant tax authority, with the Sellers to receive the applicable payments net of any such withholding; provided, however, that the Parties agree that no withholding under this Section 10.15(b) shall be made with respect to any asset listed on a USRPI Schedule to the extent that RBS reasonably determines that the asset has no value. The Parties shall cooperate in good faith in order to minimize such withholding tax under section 1445 of the Code.

Section 10.16.    Regulated Utilities.  Notwithstanding any provision hereof or of any Related Agreement, no covenant or restriction set forth herein or therein shall require any Sempra Utility (or any other Person now owned by Sempra Energy or any of its Affiliates or hereafter acquired that is subject to cost-based rate regulation and regulation as to service by any state, federal or foreign governmental regulation and owns or operates facilities used for (a) the generation, transmission, or distribution of electric energy for sale, (b) the distribution of natural or manufactured gas for heat, light, or power or (c) the collection, treatment and distribution of water for sale) to take or refrain from taking any action.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement, all as of the date first above written.

J.P. MORGAN VENTURES ENERGY CORPORATION
By:	/s/ Daniel F. Hines
	Name:	Daniel F. Hines
	Title:	CEO and President

RBS SEMPRA COMMODITIES LLP
By:	/s/ Michael Lyublinsky
	Name:	Michael Lyublinsky
	Title:	Director

SEMPRA ENERGY TRADING LLC
By:	/s/ Michael R. Kirby
	Name:	Michael R. Kirby
	Title:	Chief Operating Officer

SEMPRA ENERGY
By:	/s/ R.A. Vaccar
	Name:	R.A. Vaccar
	Title:	V.P.

THE ROYAL BANK OF SCOTLAND PLC
By:	/s/ Bruce Van Saun
	Name:	Bruce Van Saun
	Title:	Group Finance Director